UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under 240.14a-12

CADENCE PHARMACEUTICALS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear Stockholders:

You are cordially invited to attend our 2013 Annual Meeting of Stockholders, which will be held at the Homewood Suites by Hilton Hotel, located at 11025 Vista Sorrento Parkway, San Diego, California 92130, on Wednesday, June 12, 2013, at 8:00 a.m., local time.

We are holding the meeting for the following purposes, as more fully described in the accompanying Proxy Statement:

1. To elect two (2) directors for a three-year term to expire at the 2016 annual meeting of stockholders.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

3. To transact any other business that may be properly brought before the annual meeting or any continuation, adjournment or postponement thereof.

All of our stockholders of record as of April 15, 2013, are entitled to attend and vote at the annual meeting and at any adjournment or postponement of the meeting.

Whether or not you plan to attend the annual meeting, we encourage you to cast your vote by completing, signing and dating the enclosed proxy card and returning it to us promptly. If you plan to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

By Order of the Board of Directors
Sincerely,

Theodore R. Schroeder
President, Chief Executive Officer and Director

San Diego, California

May 3, 2013

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

2013 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

CADENCE PHARMACEUTICALS, INC.

PROXY STATEMENT FOR THE

2013 ANNUAL MEETING OF STOCKHOLDERS

Our board of directors is soliciting proxies for use at our 2013 annual meeting of stockholders to be held on Wednesday, June 12, 2013, at 8:00 a.m., local time, at the Homewood Suites by Hilton Hotel, located at 11025 Vista Sorrento Parkway, San Diego, California 92130. If you need directions to the location of the annual meeting, please contact us at (858) 436-1400.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this proxy statement?

A:

We sent you this proxy statement and the enclosed proxy card because you owned our common stock at the close of business on April 15, 2013, which is the record date for our 2013 annual meeting of stockholders, as determined by our board of directors. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Along with this proxy statement, we are also sending our 2012 fiscal year annual report, which includes our financial statements. We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about May 3, 2013, to all stockholders of record entitled to vote at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 12, 2013

Electronic copies of this proxy statement and our annual report are available under the Investors, Financial Reports section of our website at www.cadencepharm.com.

Q:	What proposals will be voted on at the meeting?

A:	The proposals to be voted on at the meeting, and our board’s voting recommendations, are as follows:

	Proposal	Board’s Voting Recommendation

1

Election of Directors. The election of two (2) directors to serve a three-year term. Based upon the recommendation of our nominating/corporate governance committee, our board of directors has nominated and recommends for re-election as directors the following persons:

•     Dr. Todd W. Rich

•     Mr. Theodore R. Schroeder

For

2

Ratification of Selection of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

For

We will also consider any other business that properly comes before the annual meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:	Who may vote at the meeting?

A:

If you owned common stock on April 15, 2013, the record date for the 2013 annual meeting, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. On the record date, there were 85,703,837 shares of our common stock outstanding and entitled to vote at the meeting. Whether or not you plan to attend the annual meeting, we urge you to submit your proxy.

Q:	What is a quorum?

A:

We need a quorum of stockholders in order to hold our annual meeting. A quorum exists when at least a majority of the outstanding shares of our common stock entitled to vote as of the record date, or 42,851,919 shares, are represented at the annual meeting, either in person or by proxy.

Q:	What is the difference between a stockholder of record and a beneficial owner?

A:	You are considered to be a stockholder of record if your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, on the record date.

If, however, your shares are held in a brokerage account or by a bank or other agent, and not in your name, you are considered to be the beneficial owner of stock held in street name.

Q:	May I vote my shares in person at the meeting?

A:	If you are the stockholder of record, you have the right to vote in person at the meeting. When you arrive at the meeting, we will give you a ballot.

If you are the beneficial owner of shares held in street name, you are welcome to attend the meeting, but you may not vote your shares in person at the meeting unless you bring with you a “legal proxy” from the broker, nominee or trustee that holds your shares, giving you the right to vote at the meeting.

Q:	May I vote without attending the meeting?

A:

Whether you hold your shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting by either granting a proxy to the individuals named on the proxy card or, for shares held beneficially in street name, by submitting voting instructions to your stockbroker, trustee or nominee. If you properly complete your proxy card and send it to us in time to vote, your proxy holder will vote your shares as you have directed.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

Q:	What happens if I do not give specific voting instructions?

A:

If you are a stockholder of record and you indicate when voting that you wish to vote as recommended by the board, or if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares as recommended by the board on all matters presented in this proxy statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

If you are a beneficial owner of shares held in street name and do not provide the entity that holds your shares with specific voting instructions, the entity that holds your shares may generally vote at its discretion on routine matters. However, if the entity that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will be unable to vote your shares on that matter. This is generally referred to as a “broker non-vote.”

Q:	Which proposals in this proxy statement are considered “routine” or “non-routine?”

A:

The election of directors (Proposal 1) is considered non-routine under applicable rules. As a result, a broker or other nominee may not vote without instructions on this matter, so there may be broker non-votes on Proposal 1.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote without instructions on this matter, so broker non-votes are not expected in connection with Proposal 2.

Q:	What is the effect of abstentions and broker non-votes?

A:

Shares held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote. The election of directors (Proposal 1) will be determined by a plurality of votes cast, so abstentions on this proposal will not have an effect on the outcome of this vote. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting, so abstentions on this proposal will have the same effect as a negative vote.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining the presence of a quorum. The election of directors (Proposal 1) is considered a non-routine matter and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) is considered a routine matter on which a broker or other nominee has discretionary authority to vote, so broker non-votes are not expected in connection with this proposal.

Q:	What vote is required to approve each proposal?

A:	Proposal 1: Election of Directors. The two nominees who receive the most votes will be elected.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

Q:	How may I revoke my proxy and change my vote after I return my proxy card?

A:	If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the final vote at the annual meeting, in any one of the three following ways:

•	you may send in another signed proxy with a later date (only the proxy with the latest date received by us before the final vote is counted),

•	you may notify our corporate secretary, Hazel M. Aker, in writing before the annual meeting that you have revoked your proxy, or

•	you may attend and vote in person at the annual meeting.

Q:	Where can I find the results of the meeting?

A:

The preliminary voting results will be announced at the meeting, and the final results will be reported in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission, or SEC, within four business days after the meeting.

Q:	What are the costs of soliciting these proxies?

A:

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email, but will be paid no additional compensation for these services. Although we have not retained a proxy solicitor to assist in the solicitation of proxies, we may do so in the future, and do not believe that the cost of any such proxy solicitor will be material. We may reimburse banks, brokers and other institutions, nominees and fiduciaries for their expenses in forwarding these proxy materials to their principals and to obtain authority to execute proxies.

Q:	How do I obtain an Annual Report on Form 10-K?

A:

Our 2012 Annual Report on Form 10-K for the fiscal year ended December 31, 2012, that we filed with the SEC is included in this mailing. If you would like an additional copy, we will send you one without charge. Please contact us at:

Investor Relations

Cadence Pharmaceuticals, Inc.

12481 High Bluff Drive, Suite 200

San Diego, California 92130

ir@cadencepharm.com

(858) 436-1400

PROPOSAL 1: ELECTION OF DIRECTORS

We currently have eleven members of our board of directors. Under our charter, our board is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term.

Stockholders will vote for the two nominees listed below to serve on our board until our annual meeting in 2016 and until each of their successors has been elected and qualified, or until such director’s death, resignation or removal. Each of these nominees is a current member of our board of directors, whose term expires at this annual meeting, and who has consented to serve, if elected.

Dr. Michael A. Berman is expected to complete his current term as a director, however, he was not nominated to stand for re-election at this year’s annual meeting. Following the annual meeting, our board will have a vacancy until Dr. Berman’s successor is appointed.

If no contrary indication is made, proxies in the accompanying form will be voted for the nominees, or in the event that any nominee is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy.

Provided that a quorum of stockholders is present at the meeting in person or by proxy, directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES

Nominees for Director

The following table lists the persons recommended by the nominating/corporate governance committee and nominated by the board to be elected as directors, including such information regarding their relevant experience, qualifications, attributes, skills and other directorships as they have provided to us as of April 1, 2013:

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term Expiring at the

2016 Annual Meeting of Stockholders

Name and Age	Current Position with Cadence	Business Experience and Other Directorships
Todd W. Rich, M.D. Age: 57 Director since: 2008	Director Member, Nominating / Corporate Governance Committee

Dr. Rich served as Senior Vice President and Global Head of Clinical Operations and Quality of Genentech, Inc., a leading biotechnology company, from June 2009 until his retirement in September 2012. From July 2006 until June 2009, Dr. Rich served as Vice President, Development Regulatory, Medical Information, Drug Safety, Quality and Compliance of Genentech. He also served in various other leadership positions with Genentech beginning in 1992, including as Vice President, Clinical and Commercial Regulatory Affairs from April 2005 to June 2006, as Senior Director, Clinical Regulatory Affairs from September 2001 to March 2005, as Senior Director, Product Development from 2000 to September 2001, as Director of Product Experience from 1997 to 2000, and as Senior Manager, New Product Planning and Health Economics from 1992 to 1997. Dr. Rich received a B.A. in biology from Amherst College, an M.D. from Wayne State University, and an M.B.A. from Stanford University. Dr. Rich is independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards.

Dr. Rich’s experience in senior medical, regulatory and quality leadership positions in a large, publicly-traded pharmaceutical company, his relevant industry experience and a thorough knowledge of the pharmaceutical product development process, contribute to our conclusion that he should serve as a director of our company.

Name and Age	Current Position with Cadence	Business Experience and Other Directorships
Theodore R. Schroeder Age: 58 Director since: 2004	President, Chief Executive Officer and Director

Mr. Schroeder is one of our co-founders and has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in May 2004. Mr. Schroeder served as Senior Vice President, North American Sales and Marketing, of Elan Pharmaceuticals, Inc., a neuroscience-based pharmaceutical company, from August 2002 to February 2004. From February 2001 to August 2002, Mr. Schroeder served as General Manager of the Hospital Products Business Unit at Elan. Mr. Schroeder held the position of Senior Director of Marketing Hospital Products at Dura Pharmaceuticals, Inc., a specialty respiratory pharmaceutical and pulmonary drug delivery company, from May 1999 to November 2000 until its acquisition by Elan. Prior to joining Dura, Mr. Schroeder held a number of hospital-related sales and marketing positions with Bristol-Myers Squibb Company, a global pharmaceutical company. He received a B.S. in management from Rutgers University.

Mr. Schroeder is currently a member of the board of directors of Trius Therapeutics, Inc., a public pharmaceutical company, where he is also chairman of the compensation committee, Sharp HealthCare Foundation, a non-profit philanthropic organization, and Biocom, a regional life science trade association, where he is a member of the executive committee.

As one of our co-founders and having served as our President and CEO since May 2004, Mr. Schroeder’s extensive knowledge of our business, history and culture, as well as over 25 years of experience in the pharmaceutical industry, contribute to our conclusion that he should serve as a director of our company.

Members of Our Board of Directors

Members of our board of directors that are continuing in office, and their ages as of April 1, 2013, are listed below:

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2014 Annual Meeting of Stockholders

Name and Age	Current Position with Cadence	Business Experience and Other Directorships
James C. Blair Age: 73 Director since: 2005	Director Member, Compensation Committee

Since 1985, Dr. Blair has served as a Partner of Domain Associates, L.L.C., a venture capital management company focused on life sciences. In the course of his more than forty years’ experience in the venture capital industry, he has been involved in the creation and successful development of over forty life sciences ventures, including Amgen, Inc., Aurora Biosciences Corporation, Amylin Pharmaceuticals, Inc., Applied Biosystems, Inc., Dura Pharmaceuticals, GeneOhm Sciences, Inc., Molecular Dynamics, Inc., NuVasive, Inc., Volcano Corporation, and Pharmion Corporation. Dr. Blair received a B.S.E. degree from Princeton University and an M.S.E. & Ph.D. from the University of Pennsylvania.

Dr. Blair is currently a member of the board of directors of Zogenix, Inc., where he also serves on the compensation committee, and Clovis Oncology, Inc., where he also serves on the compensation committee. Dr. Blair is also on the board of directors of seven privately-held companies and the Prostate Cancer Foundation, a non-profit organization. He serves on the advisory boards of the Department of Molecular Biology at Princeton University, the Stevens Institute for Innovation at the University of Southern California, the Division of Chemistry and Chemical Engineering at the California Institute of Technology and is a trustee of the Sanford-Burnham Medical Research Institute. Dr. Blair is independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards.

With more than 40 years’ experience at the board level with venture and emerging growth companies, Dr. Blair’s extensive expertise in the evaluation of financing alternatives, strategic planning for life sciences companies, and substantial executive leadership skills, contribute to our conclusion that he should serve as a director of our company.

Name and Age	Current Position with Cadence	Business Experience and Other Directorships
Alan D. Frazier Age: 61 Director since: 2006	Director Member, Audit Committee

In 1991, Mr. Frazier founded Frazier Healthcare, a venture capital firm, and has served as the managing partner since its inception. From 1983 to 1991, Mr. Frazier served as Executive Vice President, Chief Financial Officer and Treasurer of Immunex Corporation, a biopharmaceutical company. From 1980 to 1983, Mr. Frazier was a principal in the Audit Department of Arthur Young & Company, which is now Ernst & Young LLP. Mr. Frazier received a B.A. in economics from the University of Washington.

Mr. Frazier is currently a member of the board of directors of three privately-held companies: Adobe Healthcare, Packaging Coordinators, Inc. and TridentUSA Health Services, LLP, a nationwide provider of bedside diagnostics to alternate site facilities. Previously, he served as a member of the board of directors of Rigel Pharmaceuticals, Inc. and Alexza Pharmaceuticals, Inc. He is also a member of the University of Washington Medicine Board, the University of Washington Medicine Strategic Initiatives Committee and the Board of Directors of the Washington Biotechnology and Biomedical Association. Mr. Frazier also serves on the Board of Trustees of the Amara Parenting and Adoption Services. Mr. Frazier is independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards.

Mr. Frazier’s background as chief financial officer of a large, publicly-traded company, as an auditor and certified public accountant with a national accounting firm, and his experience as a venture capitalist focused in the biopharmaceutical industry, bring to our board critical skills related to financial oversight of complex organizations, financing and strategic planning, and contribute to our conclusion that he should serve as a director of our company.

Stephen L. Newman Age: 62 Director since: 2013	Director

Dr. Newman was appointed to our board of directors in March 2013. He served as Vice Chairman of Tenet Healthcare Corporation from January 2012 until his retirement in June 2012. Prior to that, he served as Tenet Healthcare Corporation’s Corporate Chief Operating Officer and Executive Vice President from January 2007 to January 2012, as Chief Executive Officer of Tenet HealthSystem, California, from March 2003 to December 2006, and as Senior Vice President, Gulf States Region, of Tenet HealthSystem from April 1999 to February 2003. Prior to joining Tenet, Dr. Newman held executive positions at Columbia/HCA, Inc. from April 1997 to February 1999, and served as Senior Vice President and Chief Medical Officer of Touro Infirmary in New Orleans from August 1990 to March 1997. Prior to 1990, Dr. Newman was an Associate Professor of Pediatrics and Medicine at Wright State University School of Medicine, and Director of Gastroenterology and Nutrition Support at Children’s Medical Center in Dayton, Ohio.

Dr. Newman is currently a member of the board of directors of Optimer Pharmaceuticals, Inc., where he also serves on the audit and compensation and governance/nominating committees, and Hansen Medical, Inc., where he also serves on the on the audit and corporate governance and nominating committees. Dr. Newman also currently serves on the Federal Reserve Bank of Atlanta’s Labor, Education and Healthcare Council and recently completed a five-year term on the board of directors of the Federation of American Hospitals. He holds a bachelor’s degree from Rutgers University, an M.B.A. from Tulane University and a medical degree from the University of Tennessee. Dr. Newman completed his internship, residency and fellowship at Emory University School of Medicine, and has also completed the Advanced Management Program at the University of Pennsylvania’s Wharton School of Business. Mr. Newman is independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards.

Dr. Newman’s expertise as a senior executive in large healthcare organizations, significant healthcare operations experience and clinical background contribute to our conclusion that he should serve as a director of our company.

Name and Age	Current Position with Cadence	Business Experience and Other Directorships
Christopher J. Twomey Age: 53 Director since: 2006	Director Chairman, Audit Committee

Mr. Twomey joined Biosite Incorporated, a medical diagnostic company, in March 1990 and served as its Senior Vice President, Finance and Chief Financial Officer until his retirement in 2007. From 1981 to 1990, Mr. Twomey worked for Ernst & Young LLP, where he served as an Audit Manager. Mr. Twomey, who serves as our audit committee’s designated “audit committee financial expert,” was a certified public accountant from 1981 to 1991, and received a B.A. in business economics from the University of California at Santa Barbara.

Mr. Twomey is currently a member of the board of directors of Senomyx, Inc., a publicly-traded company, where he serves as Chair of the audit committee and as a member of the governance and nominating committee. Mr. Twomey is also currently a director of two non-profit public benefit entities. Mr. Twomey is independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards, and qualifies as an “audit committee financial expert” as defined under regulations promulgated by the SEC.

Mr. Twomey’s experience as a former chief financial officer of a publicly-traded company in the healthcare industry and in auditing internal control systems while at Ernst & Young, as well as his expertise in management, accounting, treasury, and finance functions, contribute to our conclusion that he should serve as a director of our company.

Term Expiring at the 2015 Annual Meeting of Stockholders

Name and Age	Current Position with Cadence	Business Experience and Other Directorships
Cam L. Garner Age: 64 Director since: 2004	Director Chairman, Board of Directors Member, Compensation Committee

Mr. Garner, who is one of our co-founders, was Chief Executive Officer of Dura Pharmaceuticals, Inc., a pharmaceutical company, from 1989 to 1995, and Chairman and Chief Executive Officer of Dura from 1995 until it was sold to Elan Pharmaceuticals, Inc. in November 2000. Mr. Garner also co-founded specialty pharmaceutical companies Verus Pharmaceuticals, Inc., Somaxon Pharmaceuticals, Inc. (sold to Pernix Therapeutics Holdings, Inc. in 2013), Zogenix, Inc., Evoke Pharma, Inc., Elevation Pharmaceuticals, Inc. (sold to Sunovion Pharmaceuticals Inc. in 2012), Meritage Pharma, Inc., Neurelis, Inc., DJ Pharma (sold to Biovail Corporation in 2000) and Xcel Pharmaceuticals, Inc. (acquired by Valeant Pharmaceuticals International in March 2005). Mr. Garner received an M.B.A. from Baldwin-Wallace College and a B.A. in biology from Virginia Wesleyan College.

Mr. Garner is currently a member of the board of directors of privately-held Aegis Therapeutics, Inc. and Neurelis, Inc., and he is chairman and a member of the board of directors of publicly held Zogenix and two other privately-held companies: Evoke and Meritage. He previously served on the board of directors of Somaxon, Favrille, Inc., Pharmion Corporation, SkinMedica, Inc., Verus, Elevation and Xcel Pharmaceuticals. Mr. Garner is independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards.

As one of our co-founders and having served as our chairman since May 2004, Mr. Garner’s extensive knowledge of our business, history and culture, his extensive experience as a board member of multiple publicly-traded and privately-held companies, and expertise in developing, financing and providing strong executive leadership to numerous biopharmaceutical companies, contribute to our conclusion that he should serve as a director of our company.

Name and Age	Current Position with Cadence	Business Experience and Other Directorships
Brian G. Atwood Age: 60 Director since: 2006	Director Chairman, Nominating / Corporate Governance Committee

Since 1999, Mr. Atwood has served as a Managing Director of Versant Ventures I, LLC, Versant Ventures II, LLC, Versant Ventures III, LLC and Versant Ventures IV, LLC (Versant Ventures is a venture capital firm focusing on healthcare that he co-founded). Prior to founding Versant Ventures, Mr. Atwood served as a general partner of Brentwood Associates, a venture capital firm. He was also founder, President and Chief Executive Officer of Glycomed, Inc. Mr. Atwood received a B.S. in biological sciences from the University of California, Irvine, an M.S. in ecology from the University of California, Davis, and an M.B.A. from Harvard University.

Mr. Atwood is currently a member of the board of directors of Clovis Oncology, Inc., a publicly held company, where he is also a member of the audit committee, and Trius Therapeutics, Inc., a publicly held company, where he is also a member of the audit committee. Mr. Atwood is also currently a member of the board of directors of seven privately-held companies: Five Prime Therapeutics, Inc., Groove BioPharma Corporation (formerly Mirina Corporation), Immune Design Corporation, OpGen, Inc., PhaseRx, Inc., Spark Diagnostics, Inc. and Veracyte, Inc. He was previously a member of the board of directors of Helicos BioSciences Corporation and Pharmion Corporation. Mr. Atwood also serves on the Dean’s Advisory Board, School of Biological Sciences, University of California, Irvine. Mr. Atwood is independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards.

Mr. Atwood’s extensive experience as a director of numerous publicly-traded and privately-held companies, as well as his experience founding and serving as president and CEO for a successful biopharmaceutical company, contribute to our conclusion that he should serve as a director of our company.

Samuel L. Barker Age: 70 Director since: 2008	Director Chairman, Compensation Committee

In March 2001, Dr. Barker co-founded Clearview Projects, Inc., a provider of partnering and transaction services to biopharmaceutical companies, and served as a principal until the business was closed in 2010. Dr. Barker also served as President and Chief Executive Officer of Clearview Projects from July 2003 to November 2004. Dr. Barker served in a series of leadership positions at Bristol-Myers Squibb Company until his retirement in 1999. His positions at Bristol-Myers Squibb included service as Executive Vice President, Worldwide Franchise Management and Strategy during 1998, President, United States Pharmaceuticals from 1992 to 1997, and President, Bristol-Myers Squibb Intercontinental Commercial Operations from 1990 to 1992. Prior to 1990, Dr. Barker held executive positions in research and development, manufacturing, finance, business development and sales and marketing at Squibb Pharmaceuticals. Dr. Barker received a B.S. from Henderson State College, an M.S. from the University of Arkansas and a Ph.D. from Purdue University.

Dr. Barker is currently a member of the board of directors of Lexicon Pharmaceuticals Inc., a publicly-held biopharmaceutical company, where he also serves as chairman of the audit committee and as a member of the compensation committee. Previously, Dr. Barker was a member of the board of directors of Atherogenics, Inc. Mr. Barker is independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards.

Dr. Barker’s considerable experience in senior leadership positions in global pharmaceutical companies, as well as his expertise in pharmaceutical marketing, sales, manufacturing and operations, contributes to our conclusion that he should serve as a director of our company.

Name and Age	Current Position with Cadence	Business Experience and Other Directorships
Michael L. Eagle Age: 65 Director since: 2010	Director Member, Audit Committee

Mr. Eagle served as Vice President of Manufacturing for Eli Lilly and Company from 1994 through 2001 and held a number of executive management positions with Eli Lilly and its subsidiaries throughout his career there. Since retiring from Eli Lilly, he has served as a founding member of Barnard Life Sciences, LLC. Mr. Eagle received his B.S. degree in mechanical engineering from Kettering University and an M.B.A. from the Krannert School of Management at Purdue University.

Mr. Eagle is currently a member of the board of directors of Hansen Medical, Inc. where he serves as chairman of the board and as a member of the audit committee and the corporate governance and nominating committee. Previously, he was a member of the board of directors of Favrille, Inc., Fusion Medical Technologies, Inc., Micrus Endovascular Corporation, Somaxon Pharmaceuticals, Inc. and Xtent, Inc. He also currently serves on the Board of Trustees of Futures for Children. Mr. Eagle is independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards.

With more than 35 years of experience in executive management and engineering, primarily focused on the manufacture of pharmaceutical products and medical devices, Mr. Eagle’s expertise in addressing complex manufacturing and supply chain issues, as well as extensive executive leadership skills, contribute to our conclusion that he should serve as a director of our company.

CORPORATE GOVERNANCE

Director Independence

As required under the Nasdaq Global Select Market, or Nasdaq, qualification standards, applicable securities laws and our Corporate Governance Guidelines, a majority of the members of our board of directors must qualify as “independent,” as affirmatively determined by our board.

After reviewing the relevant transactions and relationships between each director, any of their family members, the company, our executive officers and our independent registered public accounting firm, our board has affirmatively determined that, except for Mr. Schroeder, who does not serve on our audit committee, compensation committee, or nominating/corporate governance committee, the members of our board of directors are independent. Additionally, all standing committees of our board are also composed entirely of independent directors.

Board Leadership Structure

Our board of directors consists of our president and chief executive officer, Mr. Schroeder, and ten independent directors. We separate the roles of chief executive officer and chairman of the board of directors in recognition of the differences between the two roles. Mr. Schroeder is responsible for setting the strategic direction for our company and the day to day leadership and performance of the company, while Mr. Garner, our chairman, provides guidance to the chief executive officer, sets the agenda for meetings of the board of directors and presides over those meetings. We believe that our current leadership structure, the number of independent, experienced directors that make up our board, and the independent leadership of our board of directors by our non-executive chairman, benefit our company and its stockholders.

Our Board’s Role in Risk Oversight

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. Our risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

Our audit committee reviews information regarding liquidity and operations, and oversees the company’s management of financial risks. Periodically, our audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by our audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. In addition, we have established an anonymous and confidential ethics reporting system, which allows members of the public and employees to submit concerns regarding suspected violations of the laws, rules, regulations or policies that apply to our company directly to our audit committee and our compliance officer. Our audit committee also oversees risks relating to our investments and is responsible for reviewing and approving related person transactions. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating/corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board is regularly informed through committee reports about such risks, and through periodic review of extensive risk factor sections of our annual and quarterly reports filed with the SEC. Matters of significant strategic risk are considered by our board as a whole.

Board Meetings and Committees

During fiscal year 2012, our board of directors met ten times (including telephonic meetings). Each director attended at least 75% of the meetings held while he or she was a director, either in person or by teleconference. Additionally, each director attended at least 75% of the meetings for each committee on which he or she served. As required under the Nasdaq qualification standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

We have three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter is available on our website at www.cadencepharm.com by selecting “Investors” on our web page, followed by the “Corporate Governance” tab, and subsequently selecting the “Essential Governance Documents” hyperlink. The current members of each committee are identified in the following table:

Name	Audit Committee	Compensation Committee	Nominating / Corporate Governance Committee
Cam L. Garner		X
Brian G. Atwood			Chairman
Samuel L. Barker, Ph.D.		Chairman
Michael A. Berman, M.D.(1)			X
James C. Blair, Ph.D.		X
Michael L. Eagle	X
Alan D. Frazier	X
Stephen L. Newman, M.D.
Todd W. Rich, M.D.			X
Theodore R. Schroeder
Christopher J. Twomey	Chairman

(1)

Dr. Michael A. Berman is expected to complete his current term as a director, however, he was not nominated to stand for re-election at this year’s annual meeting. Our board intends to reorganize the membership of our nominating/governance committee on the date of the annual meeting to ensure that the committee has at least three members.

Audit Committee

Our audit committee, which consists of Messrs. Twomey (chairman), Eagle and Frazier, met four times (including telephonic meetings) during fiscal year 2012. Our audit committee is governed by a written charter adopted by our board and its main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. Our audit committee’s responsibilities include:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and approving any related party transactions; and

•	reviewing and monitoring compliance with our code of conduct and ethics and other legal and regulatory compliance policies.

Our board has determined that all members of our audit committee meet the applicable tests for independence and the requirements for financial literacy, as defined in the Nasdaq qualification standards and by Section 10A of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our board has determined that, although Mr. Frazier falls outside the safe harbor provisions of Rule 10A-3(e)(l)(ii) under the Exchange Act, he nevertheless meets the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

In addition, our board has determined that Mr. Twomey qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. Both our external auditor and internal financial personnel meet privately with our audit committee and have unrestricted access to this committee. Our board has adopted a written charter for the audit committee that details the committee’s responsibilities, which was amended on March 16, 2011.

Compensation Committee

Our compensation committee consists of Dr. Barker (chairman), Mr. Garner and Dr. Blair. During fiscal year 2012, our compensation committee met five times (including telephonic meetings). The committee’s purpose is to provide recommendations to the board in determining the compensation and benefit plans for our senior management and directors. Our compensation committee is governed by a written charter, approved by our board of directors, and its responsibilities include:

•	reviewing and recommending compensation and benefit plans for our senior management and compensation policies for members of our board of directors and board committees;

•	establishing our compensation equity strategy, including dilution management;

•	reviewing the terms of employment agreements and other arrangements with our officers;

•	setting corporate performance goals and assessing the performance of the corporation against these goals;

•	reviewing the performance of our officers against their individual performance goals;

•	evaluating the competitiveness of our compensation plans for our executives and board of directors;

•	reviewing our compensation risk to ensure the appropriate balance between short- and long-term risk management for our stockholders; and

•	preparing the report that the SEC requires in our annual proxy statement.

Our board has determined that all members of our compensation committee are independent directors, as defined in the Nasdaq qualification standards. Our board has adopted a written charter for the compensation committee, which was amended on March 14, 2012, that details the committee’s responsibilities.

Compensation Committee Interlocks and Insider Participation

Dr. Barker has served on our compensation committee since 2009, and was appointed to serve as chairman of the committee effective January 1, 2013, following Mr. Garner’s resignation as chairman. Dr. Blair and Mr. Garner have served on our compensation committee since our 2006 fiscal year. No member of the compensation committee was at any time during the 2012 fiscal year, or at any other time, an officer or employee of the company. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. None of our executive officers serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more executives serving on our board of directors.

Compensation Policies and Practices as They Relate to Risk Management

Management periodically assesses our compensation programs for all employees for purposes of reviewing these policies and programs to assess whether they create risks that are reasonably likely to have a material adverse effect on our company. As part of that assessment, management reviews the primary elements of our compensation programs, the relationship between such programs and the enterprise risks faced by our company, and the design features of each such program that serve to control potential risks to our company that could arise from our compensation programs. Following the last such assessment, in March 2013, management determined that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our company and reported the results of its assessment to our compensation committee.

Nominating/Corporate Governance Committee

Our nominating/corporate governance committee, which currently consists of Mr. Atwood (chairman) and Drs. Berman and Rich, met three times during fiscal year 2012. The committee’s purpose is to assist our board by identifying individuals qualified to become members of our board, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating/corporate governance committee is governed by a written charter, approved by our board of directors, and its responsibilities include:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	developing and recommending a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	overseeing our board of directors’ performance and self-evaluation process; and

•	reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

Our board has determined that all members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq qualification standards. Our board has adopted a written charter for the nominating/corporate governance committee, which was amended on January 26, 2011, that details the committee’s responsibilities.

Corporate Governance Guidelines

We have been committed to having sound corporate governance principles since our inception, and in 2006 we adopted formal corporate governance standards, which were amended in January 2009. We have reviewed internally and with the board the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the Nasdaq Global Market’s listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, audit committee charter, compensation committee charter and nominating/corporate governance committee charter are available, free of charge, on our website at www.cadencepharm.com. However, the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Investor Relations, Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California 92130.

Director Nomination Process

Our nominating/corporate governance committee’s goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities. While we do not have a policy regarding board diversity, it is one of a number of factors that our nominating/corporate governance committee takes into account in identifying nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Our nominating/corporate governance committee believes it is appropriate for at least one, and, preferably, several, members of our board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board be independent as required under the Nasdaq Stock Market qualification standards. Our nominating/corporate governance committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of our board of directors.

In considering whether to recommend any candidate for inclusion in the slate of recommended nominees for our board, including candidates recommended by stockholders, our nominating/corporate governance committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria, which are intended to promote diversity of views and experience, include the following:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•	experience in our industry;

•	experience with relevant social policy concerns;

•	experience as a board member of another publicly-held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and

•	practical and mature business judgment.

Our nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board willing to continue in service. Current members with qualifications and skills that are consistent with our nominating/corporate governance committee’s criteria for board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board with that of obtaining a new perspective.

If any member of our board does not wish to continue in service, or if our board decides not to re-nominate a member for re-election, our nominating/corporate governance committee may identify the desired skills and experience of a new nominee in light of the criteria above, in which case the nominating/corporate governance committee would generally poll our board and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of our nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, our nominating/corporate governance committee evaluates each individual in the context of our board as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, our nominating/corporate governance committee makes its recommendation to our board. Our nominating/corporate governance committee may, from time to time, use third-party search firms to identify board candidates in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated.

We do not intend to treat stockholder recommendations in any manner different from other recommendations. Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (1) the stockholders’ name and contact information, as they appear on our books; (2) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder; (3) a representation that the stockholder is a holder of record of our capital stock and entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; (4) a representation whether the stockholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of the nomination; (5) all information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A and Rule 14a-101 under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In order to give our nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2014 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to our officers, directors and employees. This Code of Business Conduct and Ethics, which was amended by our board of directors on November 18, 2009, contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. Our Code of Business Conduct and Ethics is available on our website at www.cadencepharm.com by selecting “Investors” on our web page, followed by the “Corporate Governance” tab and subsequently selecting the “Essential Governance Documents” hyperlink.

Stockholder Communications with our Board of Directors

Stockholders seeking to communicate with our board should submit their written comments to our corporate secretary, Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California 92130. Our corporate secretary will forward such communications to each member of our board; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

DIRECTOR COMPENSATION

We compensate our non-employee directors for their service on our board, but do not pay director fees to our directors who are our employees. Each non-employee director is entitled to receive the following compensation components, in addition to reimbursement for out-of-pocket expenses:

Cash Component— Our non-employee directors are eligible to receive the following cash compensation:

•	each director receives an annual retainer of $40,000;

•	the chairman of the board receives an additional annual retainer of $60,000;

•

an additional annual retainer is paid to the non-employee director serving as (1) the chairman of our audit committee equal to $25,000, (2) the chairman of our compensation committee equal to $15,000, and (3) the chairman of our nominating/corporate governance committee equal to $10,000;

•

audit, compensation and nominating/corporate governance committee members (other than the committee chairmen) receive an additional annual retainer equal to $10,000 for audit committee members, $7,500 for compensation committee members and $5,000 for nominating/corporate governance committee members.

Fees are paid to our non-employee directors in four equal quarterly installments. In addition, we provide reimbursement to our non-employee directors for their reasonable expenses incurred in attending meetings of our board and committees of our board.

Equity Component—Any non-employee director when first elected or appointed to our board is granted a non-qualified option to purchase 37,500 shares of our common stock on the date of his or her initial election or appointment. Such options will have an exercise price per share equal to the fair market value of our common stock on the date of grant. In addition, on the date of each annual meeting of our stockholders, each non-employee director is eligible to receive a non-qualified option to purchase an additional 25,000 shares of our common stock.

The initial options granted to non-employee directors described above will vest in 36 equal monthly installments on the first day of each calendar month subsequent to the date of grant, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest in twelve equal monthly installments on the first day of each calendar month subsequent to the date of grant, subject to the director’s continuing service on our board of directors on those dates. The term of each option granted to non-employee directors shall be ten years.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our board at our annual meeting, we encourage all of our directors to attend. All of the then-sitting directors attended our last annual meeting in 2012.

Director Compensation Table

The following table sets forth compensation information with respect to all of our non-employee directors for amounts earned during 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Cam L. Garner	$115,000	$—	$31,428	$—	$—	$—	$146,428
Brian G. Atwood	$50,000	$—	$31,428	$—	$—	$—	$81,428
Samuel L. Barker, Ph.D.	$47,500	$—	$31,428	$—	$—	$—	$78,928
Michael A. Berman, M.D.	$45,000	$—	$31,428	$—	$—	$—	$76,428
James C. Blair, Ph.D.	$47,500	$—	$31,428	$—	$—	$—	$78,928
Michael L. Eagle	$50,000	$—	$31,428	$—	$—	$—	$81,428
Alan D. Frazier	$50,000	$—	$31,428	$—	$—	$—	$81,428
Stephen L. Newman(2)	$—	$—	$—	$—	$—	$—	$—
Todd W. Rich, M.D.	$45,000	$—	$31,428	$—	$—	$—	$76,428
Christopher J. Twomey	$65,000	$—	$31,428	$—	$—	$—	$96,428

(1)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized, or that may be realized, by our non-employee directors. These amounts reflect the grant date fair value of the options awarded to each of our non-employee directors during 2012, calculated using the Black-Scholes option pricing model. Information regarding assumptions made in valuing the option grants under this model can be found in Note 2 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 8, 2013. The aggregate number of shares subject to stock options outstanding at December 31, 2012 for each of our non-employee directors is as follows:

Name	Aggregate number of Stock Awards Outstanding at December 31, 2012 (#)	Aggregate number of Option Awards Outstanding at December 31, 2012 (#)
Cam L. Garner	—	80,000
Brian G. Atwood	—	105,000
Samuel L. Barker, Ph.D.	—	105,000
Michael A. Berman, M.D.	—	105,000
James C. Blair, Ph.D.	—	80,000
Michael L. Eagle	—	55,000
Alan D. Frazier	—	105,000
Stephen L. Newman(2)	—	—
Todd W. Rich, M.D.	—	80,000
Christopher J. Twomey	—	80,000
(2)	Dr. Newman was appointed to our board on March 13, 2013.

We do not generally provide perquisites to our directors.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013. Although not required by Delaware law, our amended and restated certificate of incorporation or our amended and restated bylaws, as a matter of good corporate governance, we are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accountants. Ernst & Young LLP has audited our financial statements since our inception in 2004.

We expect that representatives of Ernst & Young LLP will be present at the annual meeting, and will be available to respond to appropriate questions from stockholders. Additionally, the representatives of Ernst & Young LLP will have an opportunity to make a statement if they so desire.

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will be counted toward a quorum but not counted for any purpose in determining whether this proposal has been approved.

If our stockholders fail to ratify the selection of Ernst & Young LLP, our audit committee will reconsider whether to retain the firm. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the company and its stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A “FOR” VOTE FOR THIS PROPOSAL

Audit and All Other Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2012 and 2011, by Ernst & Young LLP.

	2012	2011
Audit Fees(1)	$524,839	$622,516
Audit-Related Fees(2)	77,000	—
Tax Fees	—	—
All Other Fees(3)	—	—

	$601,839	$622,516

(1)

Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP, including out-of-pocket expenses. The amounts presented relate to the audit of our annual financial statements, review of our registration statements on Form S-8 and S-3, our prospectus supplement and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees for professional services performed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and are not reported as Audit Fees, including out-of-pocket expenses. For 2012, these fees included due diligence services. There were no such fees incurred during 2011.

(3)	All Other Fees consist of fees billed in the indicated year for other permissible work performed by Ernst & Young LLP that is not included within the above category descriptions.

Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit- related services, tax services and other services. Our audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors.

Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to our audit committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

AUDIT COMMITTEE REPORT

The audit committee oversees our financial reporting process on behalf of our board of directors, but management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the our annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed and discussed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as currently in effect. In addition, our audit committee has discussed with Ernst & Young LLP, its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by Public Company Accounting Oversight Board 3526 (Independence Discussions with Audit Committees), and has considered the compatibility of non-audit services with the auditors’ independence.

We have met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. Our meetings with Ernst & Young LLP were held with and without management present. Members of the audit committee are not employed by the company, nor does the committee provide any expert assurance or professional certification regarding the company’s financial statements. We rely, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, we have recommended to the board of directors that the audited financial statements be included in the company’s annual report for the year ended December 31, 2012. We and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for our 2013 fiscal year.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

AUDIT COMMITTEE

Mr. Christopher J. Twomey, Chairman

Mr. Michael L. Eagle

Mr. Alan D. Frazier

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of April 1, 2013, are as follows:

Name	Age	Position
Theodore R. Schroeder	58	President, Chief Executive Officer and Director
William R. LaRue	61	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Scott A. Byrd	43	Senior Vice President, Chief Commercial Officer
Hazel M. Aker, J.D.	57	Senior Vice President, General Counsel and Secretary; Compliance Officer
Malcolm Lloyd-Smith	57	Senior Vice President, Regulatory Affairs, Quality and Clinical

Mr. Schroeder’s biography can be found under “Proposal 1—Election of Directors.”

MR. WILLIAM R. LARUE has served as our Senior Vice President, Chief Financial Officer and Treasurer since June 2006, as our Secretary from June 2006 through April 2007, and as Assistant Secretary since April 2007. From April 2001 to May 2006, Mr. LaRue served as Senior Vice President and Chief Financial Officer of Micromet, Inc., formerly CancerVax Corporation, a biotechnology company focused on the treatment and control of cancer. From March 2000 to February 2001, Mr. LaRue served as Executive Vice President and Chief Financial Officer of eHelp Corporation, a provider of user assistance software. From January 1997 to February 2000, Mr. LaRue served as Vice President and Treasurer of Safeskin Corporation, a medical device company, and from January 1993 to January 1997, he served as Treasurer of GDE Systems, Inc., a high technology electronic systems company. Mr. LaRue also serves on the board of directors of Neurelis, Inc., a privately-held company. Mr. LaRue received a B.S. in business administration and an M.B.A. from the University of Southern California.

MR. SCOTT A. BYRD has served as our Senior Vice President, Chief Commercial Officer since June 2009. Previously, Mr. Byrd served in a variety of roles in sales, marketing, finance, manufacturing and strategic planning at Eli Lilly and Company, a global pharmaceutical company, since January 1992, including most recently as U.S. Brand Leader for prasugrel beginning in October 2006. Mr. Byrd also served as Lilly’s Senior Director, Global Brands, Cardiovascular and Acute Care from June 2004 to September 2006, National Sales Director and U.S. Marketing Director for abciximab from March 2003 to May 2004, and Director of Marketing, Cardiovascular Business Unit from November 2001 to February 2003. Mr. Byrd holds a B.S. in mechanical engineering from Bradley University and an M.B.A. from the Harvard University Graduate School of Business Administration.

MS. HAZEL M. AKER has served as our Senior Vice President, General Counsel and Secretary since April 2007. Ms. Aker was appointed as our Compliance Officer in November 2010. From April 2006 to April 2007, Ms. Aker served as Senior Vice President, Operations and Business Affairs of Ambrx, Inc., a biotechnology company focused on protein therapeutics. From February 2003 to May 2006, Ms. Aker served as Senior Vice President, Regulatory Operations & Legal Affairs, General Counsel and Secretary of Micromet, Inc., formerly CancerVax Corporation, a biotechnology company focused on the treatment and control of cancer, and served as its Vice President, General Counsel and Secretary from February 2001 to February 2003. From April 2000 to March 2001, Ms. Aker served as Vice President, General Counsel and Secretary for Alaris Medical, Inc., and its subsidiary, Alaris Medical Systems, Inc., a manufacturer of intravenous infusion therapy products and patient monitoring systems. From October 1999 to April 2000, Ms. Aker served as Vice President and General Counsel and, from December 1999 to April 2000, as Vice President of Regulatory and Quality Affairs, for Women First HealthCare, Inc. From May 1995 until October 1999, Ms. Aker served as Corporate Vice President, Legal Affairs, and Assistant General Counsel for Alaris Medical Systems, Inc., which was formerly IVAC Medical Systems, Inc. Ms. Aker also serves on the board of directors of USO Council of San Diego, Inc., a 501(c)(3) non-profit public benefit corporation. Ms. Aker is a member of the State Bar of California and holds a B.A. from the University of California, San Diego and a J.D. from the University of San Diego School of Law.

MR. MALCOLM LLOYD-SMITH has served as our Senior Vice President, Regulatory Affairs, Quality and Clinical since August 2012, prior to which he served as our Senior Vice President, Regulatory Affairs and Quality Assurance since August 2008. Mr. Lloyd-Smith served as Vice President and Head of Global Regulatory Affairs for Elan Pharmaceuticals, Inc. from September 2003 to August 2008, after having served in the United Kingdom as its Vice President, International Regulatory Affairs from March 2002 to August 2003. Previously, Mr. Lloyd-Smith served in various positions of increasing responsibility with DuPont Pharma Ltd. (acquired by Bristol-Myers Squibb Company in 2001), serving as Vice President, Worldwide Regulatory Affairs from 2001 to 2002, as Vice President, Regulatory Affairs Europe from 1999 to 2001, and as Senior Director, Regulatory Affairs Europe from 1994 to 1999. From 1991 to 1994, Mr. Lloyd-Smith served as Director, International Regulatory Affairs for DuPont Merck Pharmaceutical Company in Wilmington, Delaware, and from 1984 to 1991 he served as Manager, Regulatory Affairs and Quality Assurance for DuPont de Nemours International, S.A. in Switzerland. Mr. Lloyd-Smith holds a B.Sc. in pharmacology from the University of Leeds, and a M.Sc. in pharmacological biochemistry from Hatfield Polytechnic.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2013, except as noted in the footnotes below, for:

•	each of our named executive officers (as defined below in “Executive Compensation and Other Information—Summary Compensation Table”);

•	each of our directors;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our executive officers and directors as a group.

Information with respect to beneficial ownership has been furnished by each executive officer, director or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options or warrants held by such persons on March 31, 2013 that are exercisable as of May 30, 2013, which is 60 days after March 31, 2013.

Percentage of beneficial ownership is based on 85,683,981 shares of common stock outstanding as of March 31, 2013.

Unless otherwise indicated, the address for the following stockholders is c/o Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California 92130.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% or Greater Stockholders:
Funds affiliated with Domain Associates, L.L.C.(1)	11,497,242	13.2%
One Palmer Square, Suite 515 Princeton, NJ 08542
Funds affiliated with Frazier Healthcare(2)	9,689,963	11.1%
601 Union Street, Suite 3200 Seattle, WA 98101
Funds affiliated with FMR L.L.C.(3)	9,397,010	11.0%
82 Devonshire Street Boston, MA 02109
Funds affiliated with T. Rowe Price Associates, Inc.(4)	7,696,415	9.0%
100 E. Pratt Street Baltimore, MD 21202
Funds affiliated with Capital Research Global Investors(5)	6,870,469	8.0%
333 South Hope Street Los Angeles, CA 90071
Funds affiliated with Wellington Management Co. L.L.P.(6)	6,676,801	7.8%
280 Congress Street Boston, MA 02210
Funds affiliated with Versant Ventures(7)	5,499,904	6.4%
3000 Sand Hill Road Building 4, Suite 210 Menlo Park, CA 94025

Named Executive Officers and Directors:
Theodore R. Schroeder(8)	2,059,339	2.4%
William R. LaRue(9)	626,740	*
Scott A. Byrd(10)	430,239	*
Hazel M. Aker, J.D. (11)	583,476	*
Malcolm Lloyd-Smith (12)	431,670	*
Cam L. Garner(13)	1,106,024	1.3%
Brian G. Atwood(7)	5,499,904	6.4%
Samuel L. Barker(14)	123,541	*
Michael A. Berman, M.D.(15)	148,916	*
James C. Blair, Ph.D.(1)	11,497,242	13.2%
Michael L. Eagle(16)	53,541	*
Alan D. Frazier(2)	9,689,963	11.1%
Stephen L. Newman, M.D.(17)	6,250	*
Todd W. Rich, M.D.(18)	88,541	*
Christopher J. Twomey(19)	138,541	*
Executive officers and directors as a group (15 persons)(20)	32,483,927	34.5%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)

Includes 7,462,441 shares of common stock owned by Domain Partners VI, L.P., 78,369 shares of common stock owned by DP VI Associates, L.P., 27,500 shares of common stock owned by Domain Associates, L.L.C., 2,419,570 shares of common stock owned and 1,367,020 shares of common stock issuable upon the exercise of warrants held by Domain Partners VII, L.P. and 40,484 shares of common stock owned and

23,317 shares of common stock issuable upon the exercise of warrants held by DP VII Associates, L.P. Also includes 78,541 shares Dr. Blair has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2013. Dr. Blair is a member of our board of directors, a managing member of Domain Associates, L.L.C., and a managing member of One Palmer Square Associates VI, L.L.C., and One Palmer Square Associates VII, L.L.C. One Palmer Square Associates VI, L.L.C., is the general partner of Domain Partners VI, L.P., and DP VI Associates, L.P. One Palmer Square Associates VII, L.L.C., is the general partner of Domain Partners VII, L.P., and DP VII Associates, L.P. Dr. Blair disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(2)

Includes 4,720,243 shares of common stock owned and 173,792 shares of common stock issuable upon the exercise of warrants held by Frazier Healthcare V, L.P. and 3,128,258 shares of common stock owned and 1,564,129 shares of common stock issuable upon the exercise of warrants held by Frazier Healthcare VI, L.P. The voting and disposition of the shares held by Frazier Healthcare V, L.P. is determined by FHM V, L.L.C., which is the general partner of FHM V, L.P., which is the general partner of Frazier Healthcare V, L.P. The voting and disposition of the shares held by Frazier Healthcare VI, L.P. is determined by FHM VI, L.L.C., which is the general partner of FHM VI, L.P., which is the general partner of Frazier Healthcare VI, L.P. Mr. Frazier is a member of our board of directors and a managing member of FHM V, L.L.C. and FHM VI, L.L.C. Also includes 103,541 shares Mr. Frazier has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2013. Mr. Frazier disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(3)	Represents shares of common stock owned by funds affiliated with FMR L.L.C. at December 31, 2012 as indicated in the entity’s Schedule 13G/A, as filed with the SEC on February 14, 2013.
(4)

Includes 7,418,348 shares of common stock and 278,067 shares of common stock issuable upon the exercise of warrants held by T. Rowe Price Associates, Inc. (Price Associates) at December 31, 2012 as indicated in the entity’s Schedule 13G, as filed with the SEC on February 13, 2013. These securities are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purpose of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)

Represents shares of common stock owned by funds affiliated with Capital Research Global Investors at December 31, 2012 as indicated in the entity’s Schedule 13G/A, as filed with the SEC on February 12, 2013.

(6)

Represents shares of common stock owned by funds affiliated with Wellington Management Company, L.L.P. at December 31, 2012 as indicated in the entity’s Schedule 13G/A, as filed with the SEC on February 14, 2013.

(7)

Includes 3,220,948 shares of common stock owned by Versant Venture Capital II, L.P., 61,124 shares of common stock owned by Versant Affiliates Fund II-A, L.P., 28,787 shares of common stock owned by Versant Side Fund II, L.P., 1,381,632 shares of common stock and 690,816 shares of common stock issuable upon the exercise of warrants held by Versant Venture Capital IV, L.P. and 8,704 shares of common stock and 4,352 shares of common stock issuable upon the exercise of warrants held by Versant Side Fund IV, L.P. Versant Ventures II, LLC is the general partner of, and shares voting and dispositive power over the shares of common stock held by, Versant Venture Capital II, L.P., Versant Affiliates Fund II-A, L.P. and Versant Side Fund II, L.P. Versant Ventures II, LLC disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein. Versant Ventures IV, LLC is the general partner of, and shares voting and dispositive power over the shares of common stock held by, Versant Venture Capital IV, L.P. and Versant Side Fund IV, L.P. Versant Ventures IV, LLC disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein. Also includes 103,541 shares that Mr. Atwood, a member of our board of directors and a managing director of Versant Ventures II, LLC and Versant Ventures IV, LLC, has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2013. Mr. Atwood disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(8)

Includes 1,739,175 shares Mr. Schroeder has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2013. Also includes 250,000 shares acquired by Mr. Schroeder upon the exercise of stock options, 30,500 shares acquired by Mr. Schroeder as one of our co-founders, 11,000 shares acquired by Mr. Schroeder in association with our registered direct offering in February 2008 and 12,664 shares acquired on November 2, 2011, net of shares withheld to satisfy tax obligations, upon the lapse of restricted stock unit awards. Of the shares held by Mr. Schroeder, 307,500 are in a trust for the benefit of Mr. Schroeder’s family.

(9)

Includes 610,740 shares of common stock Mr. LaRue has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2013. Also includes 11,000 shares acquired by Mr. LaRue upon the exercise of stock options which are held by a trust for the benefit of Mr. LaRue’s family and 5,000 shares acquired by Mr. LaRue in association with our registered direct offering in February 2008.

(10)	Includes 428,239 shares Mr. Byrd has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2013.
(11)

Includes 579,731 shares Ms. Aker has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2013 and 3,745 shares acquired by Ms. Aker in association with our registered direct offering in February 2008.

(12)	Includes 425,338 shares Mr. Lloyd-Smith has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2013.
(13)

Includes 78,541 shares Mr. Garner has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2013. Also includes 538,435 shares acquired by Mr. Garner upon the exercise of stock options, 400,000 shares acquired by Mr. Garner as one of our co-founders and held by a limited liability company of which Mr. Garner is the sole member, 37,453 shares acquired by Mr. Garner in association with our registered direct offering in February 2008 that are held in a trust for which Mr. Garner serves as trustee, and 51,595 shares acquired by a limited liability company of which Mr. Garner is the sole member. Of the 538,435 shares acquired upon the exercise of stock options, 503,435 shares are held of record by a trust for which Mr. Garner serves as trustee, and 35,000 shares are held by a limited liability company of which Mr. Garner is the sole member.

(14)	Includes 103,541 shares Dr. Barker has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2013.
(15)

Includes 103,541shares Dr. Berman has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2013. Also includes 4,610 shares held in accounts of Dr. Berman’s grandchildren and 800 shares held in a trust for which Mr. Berman serves as a trustee.

(16)	Represents shares Mr. Eagle has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2013.
(17)	Represents shares Mr. Newman has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2013.
(18)	Includes 78,541 shares Dr. Rich has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2013.
(19)

Includes 25,000 shares acquired by Mr. Twomey upon the exercise of stock options which are held of record by Twomey Family Investments, L.L.C., which is co-managed and 2% held by Mr. Twomey and his wife, and 98% held by the Twomey Children’s Trust, which is for the benefit of Mr. Twomey’s children and for which Mr. Twomey’s brother is the trustee. Also includes 78,541 shares Mr. Twomey has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2013 and 35,000 shares acquired by Mr. Twomey in association with our registered direct offering in February 2008 that are held in a joint trust for the benefit of Mr. Twomey’s family.

(20)

Includes 4,571,342 shares of common stock our named executive officers and directors have the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2013. Also includes 3,823,426 shares of common stock issuable upon the exercise of warrants.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This section provides an overview and analysis of our compensation programs and policies, including the material compensation decisions made under the programs with respect to our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer and our three other most highly compensated executive officers for the fiscal year ended December 31, 2012, whom we refer to as our “named executive officers.” Our named executive officers for the year ended December 31, 2012, were:

Theodore R. Schroeder	President and Chief Executive Officer
William R. LaRue	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Scott A. Byrd	Senior Vice President, Chief Commercial Officer
Hazel M. Aker	Senior Vice President, General Counsel and Secretary; Compliance Officer
Malcolm Lloyd-Smith	Senior Vice President, Regulatory Affairs, Quality and Clinical
James B. Breitmeyer, M.D., Ph.D.	Former Executive Vice President, Development and Chief Medical Officer

Executive Summary

Our compensation program is designed to attract and retain key employees with the skills and experience needed to achieve our corporate objectives, to reward strong performance and significant impact on the achievement of corporate results, and to reward the achievement of individual and corporate objectives and demonstration of our core values of performance, transparency, respect and integrity. Underlying these core philosophies is our commitment to link pay to performance. We held our first advisory stockholder vote on executive compensation in June 2011, which resulted in over 99% of the stockholder votes cast (excluding abstentions and broker non-votes) in favor of the resolution on the compensation of our named executive officers as described in our last proxy statement. Based on this favorable direction, we have made only modest changes to our compensation plans since that time.

In determining the amount of salary, bonus, stock incentive awards and other benefits to provide to each named executive officer, the compensation committee considers (1) the company’s performance against corporate objectives, (2) the executive’s success in achieving individual objectives, (3) the difficulty and complexity of achieving desired results, (4) the value of the executive’s experience, unique skills and capabilities to support long-term performance of the company, (5) historical compensation versus performance, (6) comparisons to executives with similar levels of expertise and experience in our market comparison group and our market survey data (7) internal equity across the company’s leadership team given the importance of teamwork in effectively meeting our goals and (8) the demand and competition for executives in the marketplace in which we operate.

Our compensation committee believes that our current executive compensation policies continue to be effective in advancing our company’s strategic plans, and that our executives are motivated to work towards key objectives that will deliver value in the long-term for our stockholders without taking on unnecessary or excessive risks. Highlights of our compensation programs include:

1.	Fixed compensation is only 32% of total direct compensation for our CEO and an average of 44% for our other named executive officers, reflecting our focus on pay for results.

2.	Total direct compensation is generally targeted between the 50th to 60th percentiles of our defined market, assuming that we meet our goals.

3.	We use multiple metrics in our incentive plan to ensure that we execute on our commercial strategies in addition to our longer-term strategic development goals.

4.	Our compensation committee maintains complete discretion to determine the amount, if any, of bonus payments to our named executive officers, based on company performance.

5.	No use of perquisites, deferred compensation arrangements or pension plans in order to reinforce our focus on pay-for-performance.

We have also implemented the following compensation governance elements to regulate our compensation programs:

1.	The compensation committee is composed solely of independent directors and it directly retains an independent compensation consultant.

2.	Our named executive officers are prohibited from engaging in hedging transactions in company stock.

3.

Our compensation policies are designed to avoid excessive or inappropriate risk-taking by our executives. The Compensation Risk Assessment in the Compensation Discussion and Analysis section of this proxy statement describes the compensation committee’s assessment that the risk arising from our company-wide programs is reasonable and in the best interests of our stockholders.

4.

Our stockholders recommended a say-on-pay frequency of every three years, which was adopted by our board of directors in direct response to our stockholders’ feedback. The compensation committee will continue to monitor our stockholders’ views on compensation to determine if any changes in our policies are required.

5.	We grant equity in a manner that provides effective dilution management for our stockholders.

6.	The compensation committee meets in executive session without management.

7.	Our full board approves the compensation of our Chief Executive Officer.

Our compensation committee meets during the first quarter of each fiscal year to review and approve the achievement of the company’s performance goals for the prior fiscal year, incentive compensation, if earned, based on such achievement for the prior fiscal year, performance goals for the current fiscal year, and the level and mix of named executive officer compensation for the current fiscal year. A portion of these meetings is conducted by the compensation committee without management present.

2012 Corporate Achievements. Our board of directors established corporate performance goals for the company in January 2012. These goals were: (1) maximize product revenue from OFIRMEV® (acetaminophen) injection, (2) ensure adequate production and supply chain to meet market demand for OFIRMEV, (3) execute a business development transaction, and (4) maintain adequate cash resources. At the time that the performance goals were established, the outcome was uncertain and the goals were deemed to be challenging, yet achievable if we fully executed on our business plan. We believe that our accomplishments during 2012 illustrate our ability to execute on our business plan and achieve targeted goals. Our 2012 performance goals and related accomplishments included:

•

Maximize product revenue from OFIRMEV. We launched OFIRMEV, the first and only intravenous formulation of acetaminophen approved in the United States, in January 2011. During 2012, our net product revenue from sales of OFIRMEV was $50.1 million, which was an increase of more than four times the $11.5 million in net product revenue achieved in 2011. We also increased our customer base by 66% over the course of the year, with over 3,750 unique accounts having placed orders for the product. By the end of 2012, we had also achieved a 16% increase in the number of orders per customer and a 40% increase in average order size when compared to the end of 2011.

•

Ensure adequate production and supply chain to meet market demand for OFIRMEV. We worked closely with our contract manufacturers, third party logistics provider, wholesalers and distributors in order to achieve timely order fulfillment and high levels of customer service. In particular, although we experienced two recalls of OFIRMEV during 2012 and were required to suspend production by one of our contract manufacturers, we were able to rapidly increase production by, and expedite shipments from, our other contract manufacturer such that any disruption in the supply of OFIRMEV to our customers was minimal. We also entered into negotiations during 2012 that led to completed agreements in the first quarter of 2013 to extend the term of our supply agreement with one of our contract manufacturers and to add an additional manufacturer for the future production of OFIRMEV in flexible plastic bags.

•

Execute one business development transaction. We continue to seek opportunities to acquire or in-license products to continue to take advantage of our commercial and development capabilities, and during 2012, we evaluated several such opportunities. We believe that our focus on the hospital market enables us to consider a broad range of products across multiple therapeutic areas for possible acquisition. In order to reduce the time to market and the risks and costs of clinical development, we will continue to consider business development opportunities related to late-development stage products or marketed products with significant unmet commercial potential that are complementary to OFIRMEV, which should enable us to effectively leverage our commercial infrastructure.

•

Maintain adequate cash resources. We achieved net product revenue of $50.1 million in 2012. We also strengthened our balance sheet in the fourth quarter by refinancing our credit facility to delay the repayment of principal by an additional twelve months to January 2014. This will result in the deferral of approximately $11 million of principal payments originally scheduled for 2013 to 2014. In the fourth quarter of 2012, we also entered into an agreement to waive our option to purchase Incline Therapeutics, Inc., in connection with the sale of Incline to a third party. Following the closing of the Incline sale in January 2013, we received a payment of $13.1 million for the waiver of our option plus an additional $1.5 million for the shares of Incline stock we held. We had previously paid a total of $7.0 million for our option to purchase Incline.

Key 2012 Compensation Decisions. We believe that the 2012 compensation of our named executive officers was appropriate and properly aligned with both our 2012 corporate performance and each officer’s 2012 individual performance. Key executive compensation decisions in 2012 included:

•

No change in base salaries. In March 2012, our compensation committee met and determined not to raise the annual base salaries of our named executive officers for 2012. This decision was made at the discretion of the compensation committee after reviewing the performance of the company both in relation to its stated objectives and relative to the performance of the company as a whole over the course of 2011. Among other items, the compensation committee noted that the achievement level of the corporate performance objectives for 2011 was 65%. This decision was consistent with the compensation committee’s desire to pay for performance.

•

Achievement levels for corporate and individual performance. In January 2013, our compensation committee determined that the achievement level of the corporate performance objectives for 2012 was 95%. This decision was made at the discretion of the compensation committee after reviewing the performance of the company both in relation to its stated objectives and relative to the performance of the company as a whole over the course of the year. As our President and Chief Executive Officer’s bonus is based 100% on the achievement of the company’s goals, Mr. Schroeder was awarded a bonus of 95% of his target bonus. The compensation committee determined that the achievement levels of individual performance goals during 2012 for our named executive officers other than our President and Chief Executive Officer ranged between 100% and 115%, which, factoring in the weighting of the corporate achievement level, resulted in bonus awards for our executive officers other than our President and Chief Executive Officer that ranged from 96% to 100% of their respective target incentive opportunities. The compensation committee determined these awards after meeting with our President and Chief Executive Officer in a closed session to complete a detailed review of the performance of these executive officers.

Overview of Compensation Program, Objectives and Philosophy

Our compensation program is designed to attract and retain key employees with the skills and experience needed to achieve our corporate objectives, to reward strong performance and significant impact on the achievement of corporate results, and to reward the achievement of individual and corporate objectives and demonstration of our core values of performance, transparency, respect and integrity. Our executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our named executive officers should reflect their success as a management team, as well as their individual contributions, in attaining key strategic and operating objectives. We believe that the performance of our named executive officers in managing our company in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. As a result, our compensation program consists of elements designed to motivate both short- and long-term performance, with the overarching goal of aligning our employees’ incentives with the long-term financial interests of our stockholders.

Our compensation program consists of five elements: base salary; annual, variable cash and equity incentive bonus awards; long-term equity incentive awards; benefits; and severance and termination protection. Each of these elements is described in more detail below. We have selected these elements because each is considered useful and necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentage are set with the goal of attracting and retaining employees and adequately compensating and rewarding them for the services they perform. Our equity programs are geared toward providing incentives and rewards for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

Through the compensation arrangements described above, a significant portion of our executive officer compensation program is contingent upon individual and company-wide performance, and realization of benefits from the program by our executive officers is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay-for-performance, recognizing that the competitive market for talented executive officers and the volatility of our business may result in highly variable compensation during any given annual period. We do not, however, have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviews historical and competitive information regarding current and long-term goals to determine the appropriate level and mix of incentive compensation.

Based upon our compensation program objectives and philosophy, the amount of each element of compensation for our executive officers is determined by our compensation committee, which uses the following factors to determine the amount of salary, bonus, stock incentive awards and other benefits to provide to each executive:

•	the company’s performance against corporate objectives;

•	the executive’s success in achieving individual objectives;

•	difficulty and complexity of achieving desired results;

•	value of the executive’s experience, unique skills and capabilities to support long-term performance of the company;

•	historical compensation versus performance;

•	comparison to executives with similar levels of expertise and experience in our market comparison group and our market survey data, as described below;

•	internal equity across the company’s leadership team given the importance of teamwork in effectively meeting our goals; and

•	the demand and competition for executives in the marketplace in which we operate.

The compensation levels of our named executive officers reflect to a significant degree their varying roles and responsibilities. Mr. Schroeder, in his role as President and Chief Executive Officer, has the greatest level of responsibility among our named executive officers and, therefore, receives the highest level of pay. This is also consistent with the practices of the companies in our market comparison group and the survey compensation data reviewed by our compensation committee.

Role of the Compensation Committee and Named Executive Officers in Setting Compensation

Our compensation committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. In the first quarter of each year, our compensation committee reviews the performance of each of our executive officers during the previous year and, based upon the outcome of a performance review, reviews and adjusts base salaries for our executive officers, determines appropriate cash and equity incentive awards, and approves elements of the incentive bonus plan for the executives for the current year, including target bonuses and corporate objectives. Based on the compensation objectives and philosophy outlined above, our compensation committee considers all components of compensation and, in general, targets the 50th to 60th percentiles of total compensation for similarly-situated executives at the companies within our market comparison group. However, each executive’s actual compensation may be higher or lower than targeted compensation levels based upon our overall performance and the performance, job criticality, experience and skill set of the particular executive, and our incentive program allows for achievement of compensation levels above target levels based upon the achievement of exceptional results.

In making these compensation decisions, our compensation committee reviews current data and historical levels of each element of our executive officers’ total compensation (salary, bonus, stock option incentive awards, benefits, and severance/termination protection), comparing each element with that of the executive officers in an appropriate market comparison group. For 2012, our compensation committee engaged Radford (an Aon Hewitt Company), an independent compensation consultant, to perform a competitive assessment of each executive officer’s compensation utilizing a specific market comparison group of pharmaceutical and biotechnology companies. Market information was gathered from publicly available sources in addition to Radford’s Global Life Sciences databases for national and regional companies in the pharmaceutical and biotechnology industries. Radford reports to and is accountable to the compensation committee, and the firm may not conduct any other work for our company without the authorization of the compensation committee. After review and consultation with Radford, the compensation committee has determined that Radford is independent and there is no conflict of interest resulting from retaining Radford currently or during the year ended December 31, 2012. In reaching these conclusions, the compensation committee considered the factors set forth in Exchange Act Rule 10C-1 and the Nasdaq listing standards.

Radford provided our compensation committee with information and recommendations regarding the base salaries, target total cash compensation, target incentive opportunities, and total potential ownership of executive officers based on the market assessment. Radford also provides information on equity compensation practices, levels of dilution and incentive plans to inform the compensation committee’s decisions. To assist the compensation committee in making its compensation determinations, this information was also provided to our President and Chief Executive Officer, who prepared his own recommendations regarding the compensation of all executive officers, excluding himself. The chairman of our board makes compensation recommendations to the board of directors and compensation committee with respect to our President and Chief Executive Officer.

The recommendations provided to our compensation committee were based upon an annual performance review for each named executive officer by the President and Chief Executive Officer. As part of this process, our executive officers provide input regarding their contributions to our company’s achievements for the period being assessed. Our compensation committee may, in its sole discretion, accept or adjust the executive compensation recommendations it is given. Our compensation committee regularly meets in executive session to discuss these matters, and no named executive officer is allowed to be present at the time his or her compensation is being discussed or determined.

Response to 2011 Say-On-Pay Vote

We held our first advisory stockholder vote on executive compensation in June 2011, with over 99% of the stockholder votes cast (excluding abstentions and broker non-votes) in favor of the resolution on the compensation of our named executive officers as described in our last proxy statement. Based on this favorable direction, we have made only modest changes to our compensation plans since that time.

In addition, our stockholders recommended a say-on-pay frequency of every three years, which was adopted by our board of directors in direct response to their feedback. The compensation committee will continue to monitor our stockholders’ views on compensation to determine if any changes in our policies are required.

Use of Market Comparison Data in Determining Executive Compensation

In October 2011, our compensation committee met with Radford to select and approve the comparison group of companies included in the competitive assessment for 2012. Our compensation committee aims to choose a comparison group in line with best practices, and adjusts the comparison group if necessary to ensure alignment with sector, revenue, market cap and stage. Radford provided an independent review of the market comparison group and recommended changes for the compensation committee’s consideration. The comparison group was based upon the following criteria:

•	Industry Focus— pharmaceutical, specialty pharmaceutical or biotechnology companies

•	Stage of Development—a blend of companies with a marketed product and limited commercial infrastructure, or with no marketed products but with a new drug approval application filed

•	Revenues—generally below $200 million to reflect companies in a newly commercial phase of business

•	Market Capitalization—generally between $200 million and $1.2 billion

•	Number of Employees—companies with, on average, between 150 to 500 employees to reflect the organizational scale and business complexity

•	Location—companies located in the west or east coast biotechnology hubs

Based upon these criteria, our compensation committee approved the following market comparison group for 2012:

Acorda Therapeutics, Inc.	Arena Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.

Avanir Pharmaceuticals, Inc.	Dyax Corp.	Halozyme Therapeutics, Inc.

Idenix Pharmaceuticals, Inc.	Isis Pharmaceuticals, Inc.	ISTA Pharmaceuticals, Inc.

Momenta Pharmaceuticals, Inc.	Nektar Therapeutics	NPS Pharmaceuticals, Inc.

Optimer Pharmaceuticals, Inc.	Questcor Pharmaceuticals, Inc.	Santarus, Inc.

Savient Pharmaceuticals, Inc.	Theravance, Inc.

Radford relied on data for the market comparison group gathered through publicly available information included in company proxy statements and Radford’s Global Life Sciences Compensation Survey for the specific market comparison group. In addition, data was gathered from a broader group of companies in the life sciences sector with headcounts between 150 and 500 employees, reflecting the complexity and scale of the company’s business.

In considering an individual named executive officer’s compensation, Radford predominantly utilized market comparison group information and supplemented that with survey information to provide more specific market information where the direct market comparison group did not have sufficient data for that officer. This approach is an industry best practice intended to make sure that our compensation committee is not relying on a limited number of data points to make these critical decisions. The compensation committee received a detailed report outlining the statistical summaries for each of the named executive officers in order to assist them in their decision making.

The selected companies in our market comparison group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent, and were not selected on the basis of executive compensation levels. In addition, the pool of senior executive talent from which we draw extends beyond the immediate market comparison group and is represented by the survey data. As a result, our compensation committee uses a combination of industry survey data and market comparison group data to analyze the overall competitiveness of our compensation.

While we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to market data. While compensation paid by other companies is a factor that our compensation committee considers in assessing the reasonableness of compensation, our compensation committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment and other factors described above, and relies upon the judgment of its members in making executive compensation decisions.

Elements of Executive Compensation

Base Salary: On an aggregated basis, the annual base salaries for our named executive officers are generally positioned between the 50th and 60th percentiles for similarly situated executives at companies in our market comparison group. As a general matter, the base salary for each named executive officer is initially established through negotiation at the time the officer is hired, taking into account the officer’s qualifications, experience, prior salary and competitive salary information. Our compensation committee annually reviews and, if appropriate, adjusts the base salaries of our President and Chief Executive Officer and other members of senior management. Each of our named executive officers has entered into an employment agreement with us that prohibits the compensation committee from materially decreasing his or her base salary as part of this annual review process. Salaries are also reviewed in the case of promotions or other significant changes in responsibilities. In each case, our compensation committee assesses individual performance against each individual’s job responsibilities, our overall company performance, our budget for merit increases, and competitive salary information. Base salary is intended to provide a baseline of compensation that does not fluctuate except for, potentially, merit-based increases and market comparisons.

In March 2012, our compensation committee met and determined not to raise the annual base salaries of our named executive officers for 2012. This decision was made at the discretion of the compensation committee after reviewing the performance of the company both in relation to its stated objectives and relative to the performance of the company as a whole in 2011. However, in September 2012, Mr. Lloyd-Smith received a base salary increase of 5% in light of the significant additional responsibilities he assumed in his expanded role as Senior Vice President, Regulatory Affairs, Quality and Clinical, following the departure of our former Executive Vice President and Chief Medical Officer. The table below compares the base salary of our named executive officers at December 31, 2012 and December 31, 2011.

Annual Base Salary

(1)	Reflects a base salary increase of 5% on September 1, 2012 in connection with Mr. Lloyd-Smith’s expanded role as Senior Vice President, Regulatory Affairs, Quality and Clinical.

Annual Incentive Compensation Plan: Our compensation committee believes it is important to have a significant percentage of each executive officer’s total compensation contingent upon the company’s overall performance, as well as upon the level of his or her own contribution toward the company’s performance. This allows our named executive officers to receive incentive compensation in the event certain specified corporate and, if applicable, individual performance objectives are achieved. The use of corporate performance goals is intended to establish a link between the executive’s pay and our business performance.

Our 2012 corporate bonus plan designates a target bonus amount for each named executive officer, expressed as a percentage of his or her base salary. These percentages were determined based upon a target of the 60th percentile of bonuses for similarly-situated executives at companies within our market comparison group, as represented by the market survey data we review. Our named executive officers were eligible to receive bonuses if certain individual and corporate performance criteria were achieved during the 2012 fiscal year. The 2012 target bonus amounts for our named executive officers were:

Named Executive Officer	Target Cash Bonus Payment (% of Base Salary)
Theodore R. Schroeder	75%
William R. LaRue	40%
Scott A Byrd	40%
Hazel M. Aker	40%
Malcolm Lloyd-Smith	40%

Under our 2012 corporate bonus plan, the calculation of the bonus to be paid to our President and Chief Executive Officer is entirely dependent upon the achievement of our corporate performance goals. Awards to our named executive officers other than our President and Chief Executive Officer are dependent upon the achievement of both our corporate performance goals and individual performance. For 2012, these bonuses were based 75% on the achievement of corporate goals and 25% on the achievement of individual goals. This relative weighting was chosen to align the majority of the bonus compensation of these named executive officers with the performance of the company as a whole, while also recognizing the importance of each of these officers’ individual contributions to the company’s overall results. The individual goals vary for each of our named executive officers based upon each individual’s job responsibilities, and they are intended to provide an incentive for the named executive officer to help us achieve our corporate goals.

With respect to both corporate goals and individual goals, our compensation committee determines the performance achievement and assigns an award multiplier based on one of the following four categories:

Performance Category	Award Multiplier
Performance for the year met or exceeded objectives or was excellent in view of prevailing conditions	75% - 150%
Performance generally met the year’s objectives or was very acceptable in view of prevailing conditions	50% - 100%
Performance for the year met some, but not all, objectives	25% - 50%
Performance for the year was not acceptable in view of prevailing conditions	0%

The award multiplier is then applied to the target amount of the bonus for each individual with respect to the achievement of corporate and, if applicable, individual goals, however, our compensation committee retains broad discretion with respect to the actual multiplier applied in each case.

In January 2012, our board established the following performance goals for the company for purposes of the 2012 corporate bonus plan:

Corporate Performance Goal	Weighting
(1) Maximize Product Revenue from OFIRMEV	60%
(2) Ensure Adequate Production and Supply Chain to Meet Market Demand for OFIRMEV	20%
(3) Execute a Business Development Transaction	10%
(4) Maintain Adequate Cash Resources	10%

In January 2013, our compensation committee determined that the achievement level of the foregoing 2012 corporate performance goals was 95%. This decision was made at the discretion of the compensation committee after reviewing the performance of the company both in relation to its stated objectives and relative to the performance of the company as a whole over the course of the year.

In March 2013, our compensation committee met to perform its annual review of executive compensation, and determined that each of our named executive officers performed well individually and effectively managed their respective business areas to contribute significantly to our overall corporate achievements for the year.

Our compensation committee determined that Mr. Schroeder was effective in leading the company to its strong commercial results in 2012, and because the calculation of his bonus is entirely dependent upon the achievement of our corporate performance goals, Mr. Schroeder was awarded a bonus equal to 95% of his target bonus.

Our compensation committee also reviewed the performance of our other named executive officers. The analysis of overall individual performance is based upon numerous factors, including the achievement of the individual’s performance goals, and ultimately upon a subjective evaluation by the compensation committee. Our compensation committee determined that the achievement levels of individual performance goals during 2012 for these named executive officers ranged between 100% and 115%, which resulted in bonus awards for 2012 for these individuals that ranged from 96% to 100% of their respective targets. The individual performances of our named executive officers during 2012 and their incentive compensation payments approved by our compensation committee, which were based on the committee’s assessments of company and individual performance, are set forth below:

Named Executive Officer	Achievement of Corporate Performance Objectives	Achievement of Individual Performance Objectives	2012 Bonus Award	2012 Bonus as % of Base Salary	% of Target Bonus Achieved
Theodore R. Schroeder President and Chief Executive Officer	95%	N/A	$383,681	71%	95%

Named Executive Officer	Achievement of Corporate Performance Objectives	Achievement of Individual Performance Objectives	2012 Bonus Award	2012 Bonus as % of Base Salary	% of Target Bonus Achieved
William R. LaRue Senior Vice President	95%	100%	$131,445	39%	96%
and Chief Financial Officer	Individual Performance Objectives and Achievement Level

• Support the growth of OFIRMEV and business development activities (35%): Exceeded

• Ensure timely and effective communication to the investment community (20%): Met in Full

• Maintain adequate cash resources (20%): Met in Part

• Enhance financial and IT related systems and lead strategic risk management activities (15%): Met in Full

• Appropriately resource finance and IT departments (10%): Met in Full

Named Executive Officer	Achievement of Corporate Performance Objectives	Achievement of Individual Performance Objectives	2012 Bonus Award	2012 Bonus as % of Base Salary	% of Target Bonus Achieved
Scott A. Byrd Senior Vice President,	95%	105%	$134,247	39%	98%
Chief Commercial Officer	Individual Performance Objectives and Achievement Level

• Increase growth, awareness and adoption of OFIRMEV (60%): Exceeded

• Ensure adequate production and supply chain to meet market demand for OFIRMEV and timely order fulfillment (20%): Exceeded

• Effectively manage department operating expenses (10%): Met in Part

• Support corporate investor relations program and business development activities (10%): Met in Full

Named Executive Officer	Achievement of Corporate Performance Objectives	Achievement of Individual Performance Objectives	2012 Bonus Award	2012 Bonus as % of Base Salary	% of Target Bonus Achieved
Hazel M. Aker Senior Vice President,	95%	115%	$135,670	40%	100%
General Counsel and Secretary	Individual Performance Objectives and Achievement Level

• Provide legal support for commercial activities required for growth of OFIRMEV (20%): Exceeded

• Manage the company’s intellectual property estate and defense against generic challenges (20%): Exceeded

• Provide advice and support for corporate development, collaboration and strategic planning activities (20%): Met in Full

• Provide advice and support with respect to corporate governance matters, risk management activities, labor and employment matters, and post-marketing commitments, and continue to develop internal legal department capabilities (20%): Met in Full

• Provide advice and support to ensure adequate production and supply chain to meet market demand for OFIRMEV (10%): Exceeded

• Provide advice and support for financing transactions in order to maintain adequate cash resources (10%): Met in Full

Named Executive Officer	Achievement of Corporate Performance Objectives	Achievement of Individual Performance Objectives	2012 Bonus Award	2012 Bonus as % of Base Salary	% of Target Bonus Achieved
Malcolm Lloyd-Smith Senior Vice President,	95%	100%	$124,265	39%	96%
Regulatory Affairs, Quality and Clinical	Individual Performance Objectives and Achievement Level

•Ensure adequate production and supply chain to meet market demand for OFIRMEV and timely order fulfillment (40%):Exceeded

•Ensure high quality fulfillment of regulatory and compliance obligations; advance pediatric clinical trial (20%): Exceeded

•Support corporate business development activities (20%): Met in Part

•Effectively manage department operating expenses (10%): Met in Part

•Support the growth of OFIRMEV and cultivate medical and educational programs (10%): Met in Full

Stock Incentive Awards: We generally provide stock-based incentive award compensation to our named executive officers through grants of stock options. Stock option grants allow us to:

•	focus our named executive officers on the creation of stockholder value,

•	provide a strong retention incentive, requiring continuous employment to vest, and

•	allow us to maintain competitive levels of total compensation in order to attract new key executives as the company grows

Stock option grant levels are determined based on market data and vary among executive officers based on their positions and performance. Newly hired or promoted executive officers also typically receive stock option grants in connection with those events. Our 2006 Equity Incentive Award Plan defines the exercise price of our stock option grants to be the closing price of our common stock on the Nasdaq Global Market on the grant date. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Our 2006 Equity Incentive Award Plan also allows us to provide other types of equity awards to our executive officers, including RSUs. However, we have generally chosen to grant stock options to our executive officers as we believe that this type of award appropriately aligns the interests of our named executive officers with those of our stockholders, while also providing desirable tax and economic benefits to our company and our named executive officers.

While our compensation committee generally targets between the 50th to 60th percentiles of equity awards for similarly-situated executives at companies within our market comparison group, in March 2012, stock option awards granted to our named executive officers approximated the 75th percentile of our market comparison group (on a percent of company ownership basis), primarily in light of our compensation committee’s decision not to award base salary increases to these individuals at that time. In determining the amount of these awards, the factors considered by our compensation committee were market survey data provided by Radford, individual performance, the expected criticality of the individual’s position to the company’s long-term success, retention and tenure with the company.

Named Executive Officer	Securities Underlying 2012 Stock Option Award		Market Comparison Group
Theodore R. Schroeder	350,000		50th percentile
William R. LaRue	150,000		75th percentile
Scott A. Byrd	125,000		25th to 50th percentile
Hazel M. Aker	155,000		75th percentile
Malcolm Lloyd-Smith	105,000	(1)	Above 75th percentile
James B. Breitmeyer, M.D., Ph.D.(2)	150,000		Above 75th percentile

(1)	Mr. Lloyd-Smith received an additional award of 15,000 stock options on September 4, 2012, in connection with his expanded role as Senior Vice President, Regulatory Affairs, Quality and Clinical.
(2)	Dr. Breitmeyer resigned from his position with the company effective August 31, 2012.

All of these awards to named executive officers have a ten year term, and vest over four years, with 25% vesting after one year and the remainder vesting in equal monthly installments over the subsequent three years. For a description of the change of control provisions applicable to the equity awards granted to our named executive officers, see “Severance Benefits and Change of Control Arrangements” below. We do not currently have stock ownership requirements for our officers or directors.

Other Benefits

In order to attract, retain, and pay market levels of compensation, we provide our named executive officers and our other employees the following benefits and perquisites.

Medical Insurance: We provide to each named executive officer and their dependents such health, dental and vision insurance coverage, and flexible spending accounts, as we also make available to our other eligible employees.

Life and Disability Insurance: We provide each named executive officer such disability and/or life insurance as we make available to our other eligible employees.

401(k) Plan: We provide to each named executive officer a basic savings plan, or 401(k) plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code so that contributions to our 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from our 401(k) plan. If our 401(k) plan qualifies under Section 401(k) of the Internal Revenue Code, contributions by us, if any, will be deductible by us when made.

All of our employees are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily-prescribed annual limit, which was $17,000 for 2012. Eligible employees who are 50 years of age or older were permitted to contribute an additional $5,500 to the 401(k) plan in 2012. Our 401(k) plan permits, but does not require, additional matching or non-elective contributions to our 401(k) plan by us on behalf of all participants in our 401(k) plan. To date, we have not made any matching or non-elective contributions to our 401(k) plan.

Pension Benefits: We do not provide pension arrangements or post-retirement health coverage for our executives or employees.

Non-qualified Deferred Compensation: We do not provide any non-qualified defined contribution or other deferred compensation plans.

Perquisites: We do not generally provide perquisites to our named executive officers or other employees.

Summary

We believe that the 2012 compensation of our named executive officers was appropriate and properly aligned with both our 2012 corporate performance and each officer’s 2012 individual performance, and that the total compensation and the mix of compensation paid to our named executive officers was consistent with our compensation objectives and philosophy. Through the compensation arrangements described above, a significant portion of our executive officer compensation program is contingent upon individual and company-wide performance, and realization of benefits from the program by our executive officers is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay-for-performance, recognizing that the competitive market for talented executive officers and the volatility of our business may result in highly variable compensation during any given annual period.

(1)

Does not include Dr. Breitmeyer who resigned from his position with the company effective August 31, 2012. Dr. Breitmeyer received total compensation of $1,081,255 for 2012, which included base salary of $288,432, equity awards of $333,448, severance of $396,765, accrued vacation of $37,139 and life insurance premiums of $25,471.

Summary Compensation Table

The following table provides a summary of the compensation received by our named executive officers for the fiscal years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)		Total ($)
Theodore R. Schroeder	2012	$538,500	$—	$—	$778,044		$383,681		$—		$1,700,225
President, Chief Executive Officer and Director	2011	$530,341	$—	$—	$3,042,309	(4)(5)	$262,519	(4)	$—		$3,835,169
	2010	$481,454	$—	$—	$948,991		$234,982		$—		$1,665,427

William R. LaRue	2012	$341,417	$—	$—	$333,448		$131,445		$—		$806,310
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2011	$337,944	$—	$—	$735,860	(4)	$100,718	(4)	$—		$1,174,522
	2010	$318,524	$—	$—	$316,330		$112,203		$—		$747,057

James B. Breitmeyer, M.D., Ph.D.(6)	2012	$288,432	$—	$—	$333,448		$—		$459,375	(7)	$1,081,255
Former Executive Vice President, Development and Chief Medical Officer	2011	$394,683	$—	$—	$638,909	(4)	$117,046	(4)	$—		$1,150,638
	2010	$381,812	$—	$—	$442,862		$139,876		$—		$964,550

Scott A. Byrd	2012	$344,224	$—	$—	$277,873		$134,247		$—		$756,344
Senior Vice President, Chief Commercial Officer	2011	$342,284	$—	$—	$466,524	(4)	$98,104	(4)	$12,505	(8)	$919,417
	2010	$331,061	$—	$—	$1,518,386		$121,060		$23,590	(9)	$1,994,097

Hazel M. Aker, J.D.	2012	$339,174	$—	$—	$344,563		$135,670		$—		$819,407
Senior Vice President, General Counsel and Secretary	2011	$335,476	$—	$—	$467,535	(4)	$105,144	(4)	$—		$908,155
	2010	$314,953	$—	$—	$1,265,321		$110,945		$—		$1,691,219

Malcolm Lloyd-Smith	2012	$312,520	$—	$—	$269,894		$124,265		$—		$706,679
Senior Vice President, Regulatory Affairs, Quality and Clinical	2011	$305,784	$—	$—	$437,182	(4)	$90,682	(4)	$—		$833,648
	2010	$295,584	$—	$—	$1,328,587		$108,371		$—		$1,732,542

(1)	Reflects the gross wages earned during the respective fiscal year.
(2)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our executive officers. These amounts reflect the grant date fair value of awards granted in the relevant year except as noted below, calculated using the Black-Scholes option pricing model. Information regarding assumptions made in valuing the option grants under this model can be found in Note 2 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 8, 2013. The amounts presented for 2011 include the incremental grant date fair value of the portion of the officers’ 2011 non-equity incentive plan compensation paid in the form of stock option awards, granted on March 14, 2012, over that portion of the Black-Scholes value of such stock options on the date of grant equal to the applicable percentage of the officer’s 2011 non-equity incentive plan compensation paid in the form of stock options. As such, the amounts presented for 2012 do not include the 2011 non-equity incentive plan compensation paid in the form of stock option awards granted in 2012. Similarly, non-equity incentive plan compensation for 2009 was paid in the form of stock option awards, granted on March 25, 2010, and the amounts presented for 2010 do not include these awards. See footnote (4) below.

(3)

Amount represents annual non-equity incentive plan compensation, as described above under the heading “Annual Incentive Compensation Plan.” All of the amounts earned for each fiscal year were paid in the following year.

(4)

The amounts presented in the 2011 “Non-Equity Incentive Plan Compensation” column represent the aggregate non-equity incentive plan compensation to which each named executive officer was entitled, as described above under the heading “Annual Incentive Compensation Plan.” Messrs. Schroeder and LaRue each received 100% of his 2011 non-equity incentive plan compensation in the form of stock option awards that vested on the six month anniversary of the grant date. The remaining named executive officers each received 50% of his or her 2011 non-equity incentive plan compensation paid in the form of a stock option award that vest on the six month anniversary of the grant date, and 50% in cash, paid in the first quarter of 2012. The amount by which the grant date fair value of these stock options determined using the Black-Scholes value exceeded the allocation of the bonus payment for the option awards is included in the “Option Awards” column for 2011, and the assumptions used in determining the value, are indicated below:

Name	Total 2011 Non-Equity Incentive Plan Compensation	Amount of 2011 Non-Equity Incentive Plan Compensation Paid in Cash	Total Grant Date Fair Value of Stock Options Awarded in lieu of 2011 Non-Equity Incentive Plan Compensation(a)	Incremental Grant Date Fair Value included in the “Option Awards” Column
Theodore R. Schroeder	$262,519	$—	$337,914	$75,395
William R. LaRue	$100,718	$—	$129,645	$28,927
James B. Breitmeyer, M.D.	$117,046	$58,523	$75,331	$16,808
Scott A. Byrd	$98,104	$49,052	$63,139	$14,087
Hazel M. Aker, J.D.	$105,144	$52,572	$67,670	$15,098
Malcolm Lloyd-Smith	$90,682	$45,341	$58,363	$13,022

(a)

Reflects the grant date fair value of the stock options awarded to the named executive officer on March 14, 2012, in lieu of the applicable percentage of his or her 2011 non-equity incentive plan compensation. The value of the options awarded was determined using 1.5 times the Black-Scholes value of the bonus to be paid, using the following assumptions to calculate the Black-Scholes value: risk-free interest rate of 1.19%; dividend yield of 0.0%; expected volatility of 69.4%; and a contractual term of 5.25 years.

(5)

Includes a one-time award of 500,000 options made in March 2011 as a retention award and to tie Mr. Schroeder’s compensation with our long-term performance. This award will vest over a six-year period, with the majority of the award vesting during the second half of that period. The vesting schedule is described in Footnote 1 of the Outstanding Equity Awards at Fiscal Year End Table.

(6)	Dr. Breitmeyer resigned from his position with the company effective August 31, 2012.
(7)	Amount includes severance of $396,765, accrued vacation of $37,139 and life insurance premiums of $25,471.
(8)	Amount includes housing assistance payments, including tax gross-up, of $11,920 and group term life insurance premiums of $585.
(9)	Amount includes housing assistance payments, including tax gross-up, of $23,050 and group term life insurance premiums of $540.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding equity awards as of December 31, 2012 held by our named executive officers.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Theodore R. Schroeder	510,935	—	—	$1.36	5/8/2016	—	—	—	—
Theodore R. Schroeder	100,000	—	—	$15.13	3/21/2017	—	—	—	—
Theodore R. Schroeder	400,000	—	—	$6.01	3/17/2018	—	—	—	—
Theodore R. Schroeder	187,500	12,500	—	$8.35	3/17/2019	—	—	—	—
Theodore R. Schroeder	35,000	—	—	$9.22	3/25/2020	—	—	—	—
Theodore R. Schroeder	103,125	46,875	—	$9.22	3/25/2020	—	—	—	—
Theodore R. Schroeder	87,500	412,500	—	$8.55	3/16/2021	—	—	—	—
Theodore R. Schroeder	164,074	—	—	$3.51	3/14/2022	—	—	—	—
Theodore R. Schroeder	—	350,000	—	$3.51	3/14/2022	—	—	—	—

William R. LaRue	176,250	—	—	$3.20	6/11/2016	—	—	—	—
William R. LaRue	37,500	—	—	$3.20	8/22/2016	—	—	—	—
William R. LaRue	45,000	—	—	$15.13	3/21/2017	—	—	—	—
William R. LaRue	60,000	—	—	$6.01	3/17/2018	—	—	—	—
William R. LaRue	59,062	3,938	—	$8.35	3/17/2019	—	—	—	—
William R. LaRue	15,000	—	—	$9.22	3/25/2020	—	—	—	—
William R. LaRue	34,375	15,625	—	$9.22	3/25/2020	—	—	—	—
William R. LaRue	54,687	70,313	—	$8.55	3/16/2021	—	—	—	—
William R. LaRue	62,949	—	—	$3.51	3/14/2022	—	—	—	—
William R. LaRue	—	150,000	—	$3.51	3/14/2022	—	—	—	—

James B. Breitmeyer, M.D., Ph.D.(2)	61,250	—	—	$3.20	8/13/2016	—	—	—	—
James B. Breitmeyer, M.D., Ph.D. (2)	50,000	—	—	$15.13	3/21/2017	—	—	—	—
James B. Breitmeyer, M.D., Ph.D. (2)	150,000	—	—	$6.01	3/17/2018	—	—	—	—
James B. Breitmeyer, M.D., Ph.D. (2)	80,000	—	—	$8.35	3/17/2019	—	—	—	—
James B. Breitmeyer, M.D., Ph.D. (2)	15,000	—	—	$11.00	7/15/2019	—	—	—	—
James B. Breitmeyer, M.D., Ph.D. (2)	18,000	—	—	$9.22	3/25/2020	—	—	—	—
James B. Breitmeyer, M.D., Ph.D. (2)	59,791	—	—	$9.22	3/25/2020	—	—	—	—
James B. Breitmeyer, M.D., Ph.D. (2)	66,458	—	—	$8.55	3/16/2021	—	—	—	—
James B. Breitmeyer, M.D., Ph.D. (2)	36,577	—	—	$3.51	3/14/2022	—	—	—	—
James B. Breitmeyer, M.D., Ph.D. (2)	53,125	—	—	$3.51	3/14/2022	—	—	—	—

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Scott A. Byrd	106,770	18,230	—	$11.00	7/14/2019	—	—	—	—
Scott A. Byrd	8,000	—	—	$9.22	3/25/2020	—	—	—	—
Scott A. Byrd	165,000	75,000	—	$9.22	3/25/2020	—	—	—	—
Scott A. Byrd	35,000	45,000	—	$8.55	3/16/2021	—	—	—	—
Scott A. Byrd	30,657	—	—	$3.51	3/14/2022	—	—	—	—
Scott A. Byrd	—	125,000	—	$3.51	3/14/2022	—	—	—	—

Hazel M. Aker, J.D.	150,000	—	—	$17.32	4/15/2017	—	—	—	—
Hazel M. Aker, J.D.	65,000	—	—	$6.01	3/17/2018	—	—	—	—
Hazel M. Aker, J.D.	65,625	4,375	—	$8.35	3/17/2019	—	—	—	—
Hazel M. Aker, J.D.	15,000	—	—	$9.22	3/25/2020	—	—	—	—
Hazel M. Aker, J.D.	137,500	62,500	—	$9.22	3/25/2020	—	—	—	—
Hazel M. Aker, J.D.	35,000	45,000	—	$8.55	3/16/2021	—	—	—	—
Hazel M. Aker, J.D.	32,857	—	—	$3.51	3/14/2022	—	—	—	—
Hazel M. Aker, J.D.	—	155,000	—	$3.51	3/14/2022	—	—	—	—

Malcolm Lloyd-Smith	100,000	—	—	$9.65	9/14/2018	—	—	—	—
Malcolm Lloyd-Smith	32,812	2,188	—	$8.35	3/17/2019	—	—	—	—
Malcolm Lloyd-Smith	10,000	—	—	$11.00	7/15/2019	—	—	—	—
Malcolm Lloyd-Smith	14,500	—	—	$9.22	3/25/2020	—	—	—	—
Malcolm Lloyd-Smith	144,375	65,625	—	$9.22	3/25/2020	—	—	—	—
Malcolm Lloyd-Smith	32,812	42,188	—	$8.55	3/16/2021	—	—	—	—
Malcolm Lloyd-Smith	28,338	—	—	$3.51	3/14/2022	—	—	—	—
Malcolm Lloyd-Smith	—	105,000	—	$3.51	3/14/2022	—	—	—	—
Malcolm Lloyd-Smith	—	15,000	—	$3.93	9/4/2022	—	—	—	—

(1)

Option grants typically vest such that 25% are vested one year after the grant date and 1/48th of the original number of options granted vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after the grant date, unless such vesting is accelerated pursuant to the terms of the officer’s employment agreement. However, the options granted on March 25, 2010 in lieu of cash under the 2009 non-equity compensation plan were fully vested on the date of grant and the options granted on March 14, 2012 in lieu of cash under the 2011 non-equity compensation plan fully vested on the six-month anniversary of the date of grant. Further, the option granted to Mr. Schroeder on March 16, 2011 vest over a six-year period, with the majority of the award vesting during the second half of that period. During the vesting period, (1) 50,000 of the shares subject to the option will vest one year after the grant date, (2) 1/12th of 50,000 shares will vest on the first day of each full month in the second year after the grant date, (3) 1/12th of 50,000 shares will vest on the first day of each full month in the third year after the grant date, (4) 1/12th of 100,000 shares will vest on the first day of each full month in the fourth year after the grant date, (5) 1/12th of 125,000 shares will vest on the first day of each full month in the fifth year after the grant date and (6) 1/12th of 125,000 shares will vest on the first day of each full month in the sixth year after the grant date, so that all of the shares subject to the option will be vested on the first day of the full month following the sixth anniversary of the grant date, provided that Mr. Schroeder continues to provide services to the company. All options have a term of ten years from the grant date.

(2)

Dr. Breitmeyer resigned from his position with the company effective August 31, 2012. Pursuant to the terms of his employment agreement, Dr. Breitmeyer’s stock options that would have vested if Dr. Breitmeyer had remained employed by the Company for an additional 12 months, vested as of his termination date. At the time of his termination, Dr. Breitmeyer entered into a consulting agreement with us through August 31, 2013, unless otherwise extended. The vested options Dr. Breitmeyer holds are exercisable throughout the term of his consulting agreement and for a period for three months thereafter.

Grants of Plan-Based Awards Table

The following table summarizes stock options and non-equity incentive plan awards granted to our named executive officers during the last fiscal year.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- Lying Options (#)(2)	Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum ($)
Theodore R. Schroeder	3/14/12	—	—	—	—	—	—	—	350,000	$3.51	$778,044
Theodore R. Schroeder	—	$—	$403,875	$605,813	—	—	—	—	164,074	$3.51	$337,914

William R. LaRue	3/14/12	—	—	—	—	—	—	—	150,000	$3.51	$333,448
William R. LaRue	—	$—	$136,567	$204,850	—	—	—	—	62,949	$3.51	$129,645

James B. Breitmeyer, M.D., Ph.D.	3/14/12	—	—	—	—	—	—	—	150,000	$3.51	$333,448
James B. Breitmeyer, M.D., Ph.D.	—	$—	$158,706	$238,058	—	—	—	—	36,577	$3.51	$75,331

Scott A. Byrd	3/14/12	—	—	—	—	—	—	—	125,000	$3.51	$277,873
Scott A. Byrd	—	$—	$137,690	$206,534	—	—	—	—	30,657	$3.51	$63,139

Hazel M. Aker, J.D.	3/14/12	—	—	—	—	—	—	—	155,000	$3.51	$344,563
Hazel M. Aker, J.D.	—	$—	$135,670	$203,504	—	—	—	—	32,857	$3.51	$67,670

Malcolm Lloyd-Smith	3/14/12	—	—	—	—	—	—	—	105,000	$3.51	$233,413
Malcolm Lloyd-Smith	9/4/12	—	—	—	—	—	—	—	15,000	$3.93	$36,481
Malcolm Lloyd-Smith	—	$—	$129,107	$193,660	—	—	—	—	28,338	$3.51	$58,363

(1)	Includes awards granted under our annual non-equity incentive compensation plan, as described above under the heading “Annual Incentive Compensation Plan.”
(2)

Amounts represent non-qualified stock options granted under the 2006 Equity Incentive Award Plan which vest such that 25% are vested one year after the grant date and 1/48th of the original number of options granted vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after the grant date.

(3)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our executive officers. These amounts reflect the grant date fair value of awards granted in the current years, calculated using the Black-Scholes option pricing model. Information regarding assumptions made in valuing the option grants under this model can be found in Note 2 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 8, 2013.

Stock Option Exercises and Stock Award Vesting Table

The following table summarizes the exercises of stock options made by our named executive officers and stock awards held by our executive officers that vested during our last fiscal year.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Theodore R. Schroeder	—	—	—	—
William R. LaRue	—	—	—	—
James B. Breitmeyer, M.D., Ph.D.	—	—	—	—
Scott A. Byrd	—	—	—	—
Hazel M. Aker, J.D.	—	—	—	—
Malcolm Lloyd-Smith	—	—	—	—

Post-Termination Benefits

Severance Benefits and Change of Control Arrangements

We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for our named executive officers to find comparable employment within a short period of time. We also believe that it is important to protect our named executive officers in the event of a change of control transaction. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and that providing change of control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change of control transactions that may be in the best interests of stockholders. Accordingly, the employment agreements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change of control. We do not provide our executives with gross ups under the employment agreements.

The employment agreements provide each executive with certain severance benefits in the event his or her employment is terminated as a result of his or her death or permanent disability. Specifically, in the event of such a termination, each executive will receive any accrued but unpaid base salary for days worked prior to the executive’s date of termination, a lump sum cash payment equal to the executive’s annual base salary, and a lump sum cash payment equal to the executive’s prorated annual bonus (an amount equal to the bonus awarded for the fiscal year prior to the date of termination, annualized to the extent the executive was not employed for the entire fiscal year prior to the date of termination; or if the executive has not received a bonus because he or she was not employed for a sufficient time, the target annual bonus for the fiscal year in which the date of termination occurs). Additionally, in the event of an executive’s death, his or her eligible dependents would receive 12 months healthcare benefits continuation coverage at our expense. In the event of an executive’s permanent disability, he or she will receive 12 months of healthcare insurance benefit continuation coverage at our expense and a lump-sum payment sufficient to pay the premiums for life insurance benefits coverage for 12 months.

The employment agreements also provide each executive with certain severance benefits in the event his or her employment is terminated by us other than for “cause,” as defined in the agreements and described below, or if the executive resigns with “good reason,” as defined in the agreements and described below. Specifically, if such termination occurs within three months prior to or within 12 months following a change of control (provided that, if the executive’s termination precedes the consummation of a change in control, the change of control must occur no later than March 1 of the calendar year immediately following the year in which the termination occurs) each executive will receive any accrued but unpaid base salary as of the date of termination, a lump sum cash payment equal to the executive’s annual base salary, a lump sum cash payment equal to the executive’s prorated annual bonus (an amount equal to the bonus awarded for the fiscal year prior to the date of termination, annualized to the extent the executive was not employed for the entire fiscal year prior to the date of termination; or if the executive has not received a bonus because he or she was not employed for a sufficient time, the target annual bonus for the fiscal year in which the date of termination occurs), 12 months of healthcare insurance benefit continuation coverage at our expense and a lump-sum payment sufficient to pay the premiums for life insurance benefits coverage for 12 months, plus a maximum of $15,000 towards outplacement services. If such termination occurs more than three months prior to a change of control or more than 12 months following a change of control, each executive will receive the benefits described in the previous sentence, less the prorated annual bonus.

The employment agreements provide that, in the event an executive’s employment is terminated by us other than for cause or as a result of the executive’s death or permanent disability, or if the executive resigns for good reason, that portion of the executive’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if the executive had remained employed for an additional 12 months following the date of termination will immediately vest on the date of termination. In addition, if an executive’s employment is terminated by us other than for cause or if an executive resigns for good reason within three months prior to or 12 months following a change of control, all of the executive’s remaining unvested stock awards, and any unvested shares issued upon the exercise of such stock awards, will immediately vest on the later of (1) the date of termination or (2) the date of the change of control. This accelerated vesting is in addition to any accelerated vesting provided generally under our stock option plans.

Provided that the relevant stock award agreements do not specify a longer exercise period, an executive may generally exercise his or her stock awards until three months after the date of the executive’s termination of employment, except that the executive may also exercise his or her stock awards three months after the date of a change of control, if the executive’s employment is terminated by us other than for cause or if the executive resigns for good reason within three months prior to a change of control, and if such stock awards were granted on or after the effective date of the executive’s employment agreement. In no event, however, may an executive exercise any stock award later than its original outside expiration date.

In addition, the employment agreements provide that, in connection with a change of control, 50% of the executive’s unvested stock awards, and any unvested shares issued upon the exercise of stock awards, will immediately become vested. This accelerated vesting is in addition to any accelerated vesting provided under our stock option plans.

The employment agreements also include standard noncompetition, non-solicitation and nondisclosure covenants on the part of the executives. During the term of each executive’s employment with us, the employment agreements provide that he or she may not compete with our business in any manner, except that an executive may own insignificant equity positions in publicly traded companies so long as the executive does not control such company. During the term of each executive’s employment with us and for any period during which he or she is receiving severance, the employment agreements provide that he or she may not solicit our employees or consultants. The employment agreements also reaffirm the executives’ obligations under our standard employee proprietary information and inventions agreement to which each executive is a party.

For purposes of the employment agreements, “cause” means, generally, the executive’s commission of an act of fraud, embezzlement or dishonesty that has a material adverse impact on us, the executive’s conviction of, or plea of guilty or no contest to a felony, the executive’s unauthorized use or disclosure of our confidential information or trade secrets that has a material adverse impact on us, any unauthorized use or disclosure by the executive of our confidential information or trade secrets that has a material adverse impact on us, the executive’s gross negligence, insubordination, material violation of any duty of loyalty to us or any other material misconduct on the part of the executive, the executive’s ongoing and repeated failure or refusal to perform or neglect of his or her duties (where such failure, refusal or neglect continues for 15 days following the executive’s receipt of written notice from our board or our President and Chief Executive Officer), or a breach by the executive of any material provision of his or her employment agreement. Prior to any determination by us that “cause” has occurred, we will provide the executive with written notice of the reasons for such determination, afford the executive a reasonable opportunity to remedy any such breach, and provide the executive an opportunity to be heard prior to the final decision to terminate the executive’s employment.

For purposes of the employment agreements, “good reason” means, generally, a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation (other than in connection with a general reduction in base compensation for personnel with similar status and responsibilities), a material change in the geographic location at which the executive must perform his or her duties, or any other action or inaction that constitutes a material breach of our obligation to the executive under the employment agreement, provided that the executive submits written notice of the occurrence of such events or conditions within 90 days of the occurrence of such event, and that the company has not remedied such events or conditions within a 30-day period after receipt of such written notice. An executive resignation for good reason must occur within 90 days of the occurrence of such events or conditions.

The following table summarizes potential change of control and severance payments to each named executive officer who was employed by us on December 31, 2012. The four right-hand columns describe the payments that would apply in four different potential scenarios—a change of control without a termination of employment; a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within three months before a change of control or within 12 months following a change of control; a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case not within three months before a change of control or within 12 months following a change of control; or the named executive officer’s termination of employment as a result of death or disability. The table assumes that the termination or change of control occurred on December 31, 2012. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change of control, we have assumed a price per share of our common stock of $4.79, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2012, the last trading day of 2012. Equity awards with exercises prices above the closing price on December 31, 2012 are not included in the presentation as they are not considered to have intrinsic value.

Potential Change of Control and Severance Payments

Name	Benefit Type	Payment in the Case of a Change in Control Without Termination	Payment in the Case of a Termination Other than for Cause or for Good Reason, if Within 3 Months Prior to or Within 12 Months Following a Change in Control	Payment in the Case of a Termination Other than for Cause or for Good Reason, Not Within 3 Months Prior to and Not Within 12 Months Following a Change in Control	Payment in the Case of Termination as a Result of Death or Disability
Theodore R. Schroeder	Cash Severance(1)	$—	$538,500	$538,500	$538,500
	Accrued Vacation	—	54,549	54,549	54,549
	Continued Benefit Coverage(2)	—	37,092	37,092	37,092
	Bonus(3)	—	262,519	—	262,519
	Outplacement Services	—	15,000	15,000	—
	Value of Stock Incentive Award Acceleration(4)	224,000	448,000	196,000	196,000

	Total Value:	$224,000	$1,355,660	$841,141	$1,088,660

William R. LaRue	Cash Severance(1)	$—	$341,417	$341,417	$341,417
	Accrued Vacation	—	37,863	37,863	37,863
	Continued Benefit Coverage(2)	—	41,238	41,238	41,238
	Bonus(3)	—	100,718	—	100,718
	Outplacement Services	—	15,000	15,000	—
	Value of Stock Incentive Award Acceleration(4)	96,000	192,000	84,000	84,000

	Total Value:	$96,000	$728,236	$519,518	$605,236

Scott A. Byrd	Cash Severance(1)	$—	$344,224	$344,224	$344,224
	Accrued Vacation	—	36,850	36,850	36,850
	Continued Benefit Coverage(2)	—	26,928	26,928	26,928
	Bonus(3)	—	98,104	—	98,104
	Outplacement Services	—	15,000	15,000	—
	Value of Stock Incentive Award Acceleration(4)	80,000	160,000	69,999	69,999

	Total Value:	$80,000	$681,106	$493,001	$576,105

Name	Benefit Type	Payment in the Case of a Change in Control Without Termination	Payment in the Case of a Termination Other than for Cause or for Good Reason, if Within 3 Months Prior to or Within 12 Months Following a Change in Control	Payment in the Case of a Termination Other than for Cause or for Good Reason, Not Within 3 Months Prior to and Not Within 12 Months Following a Change in Control	Payment in the Case of Termination as a Result of Death or Disability

Hazel M. Aker, J.D.	Cash Severance(1)	$—	$339,174	$339,174	$339,174
	Accrued Vacation	—	35,876	35,876	35,876
	Continued Benefit Coverage(2)	—	32,740	32,740	32,740
	Bonus(3)	—	105,144	—	105,144
	Outplacement Services	—	15,000	15,000	—
	Value of Stock Incentive Award Acceleration(4)	99,200	198,400	86,799	86,799

	Total Value:	$99,200	$726,334	$509,589	$599,733

Malcolm Lloyd-Smith	Cash Severance(1)	$—	$322,767	$322,767	$322,767
	Accrued Vacation	—	31,710	31,710	31,710
	Continued Benefit Coverage(2)	—	35,754	35,754	35,754
	Bonus(3)	—	90,682	—	90,682
	Outplacement Services	—	15,000	15,000	—
	Value of Stock Incentive Award Acceleration(4)	73,650	147,300	62,830	62,830

	Total Value:	$73,650	$643,213	$468,061	$543,743

(1)	All cash severance is payable in a lump sum.
(2)

Represents 12 months of healthcare insurance benefit continuation coverage and a lump-sum payment sufficient to pay the premiums for life insurance benefits coverage for 12 months. In the case of termination by death, life insurance premiums of $18,090 for Mr. Schroeder. Mrs. Aker and Mr. Lloyd-Smith, $22,295 for Mr. LaRue and $9,435 for Mr. Byrd, would not be provided.

(3)

Pursuant to the employment agreements, the bonus for severance purposes is equal to (i) the bonus awarded to the executive for the fiscal year prior to the date of termination, annualized to the extent the executive was not employed for the entire fiscal year, or (ii) if the executive has not received a bonus because the executive was not employed for a sufficient time, the target annual bonus for the fiscal year in which the date of termination occurs.

(4)

For the purpose of this presentation, the value of the acceleration is calculated by multiplying the number of stock awards that are subject to acceleration by the difference between the closing price of our common stock on December 31, 2012 and the exercise or purchase price of the stock awards. If the exercise or purchase price of the stock awards is greater than the closing price of our common stock on December 31, 2012, no value for that stock award was included in the presentation.

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain of the company’s executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

The non-performance based compensation paid in cash to our executive officers in 2010, 2011 and 2012 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers for 2013 will exceed that limit.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2012, about our common stock that may be issued upon the exercise of stock options and the vesting of restricted stock units granted to employees, consultants and members of our board of directors under all existing equity compensation plans including our 2006 Equity Incentive Award Plan and our 2004 Equity Incentive Award Plan. The 2006 Equity Incentive Award Plan was adopted at the time of our initial public offering in October 2006, which coincided with the discontinuance of the 2004 Equity Incentive Award Plan. We amended and restated this plan in April 2010, which became effective in June 2010 upon approval by our stockholders.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, restricted stock units, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Plan Category:
Equity compensation plans approved by security holders	10,038,922	(1)	$6.81	(2)	2,126,842	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	10,038,922		$6.81	(2)	2,126,842	(3)

(1)

Of these shares of common stock, 9,136,444 shares were subject to outstanding options under the 2006 Equity Incentive Award Plan and 901,540 shares were subject to outstanding options under the 2004 Equity Incentive Award Plan. In addition, 938 of the shares were subject to outstanding restricted stock units under the 2006 Equity Incentive Award Plan.

(2)

As restricted stock units do not have an exercise price, the weighted average exercise price does not take into account the 938 restricted stock units outstanding under the 2006 Equity Incentive Award Plan.

(3)

The 2006 Equity Incentive Award Plan contains an “evergreen” provision which allows for annual increases in the number of shares available for future issuance on January 1 of each year through January 1, 2016. The annual increase in the number of shares shall be equal to the lesser of (1) 4% of our outstanding common stock on the applicable January 1 or (2) such lesser amount determined by our board of directors. At January 1, 2012, 2011, 2010, 2009 and 2008, the board of directors approved the amount of shares authorized for future issuance under the 2006 Plan to be increased by 3,334,952 shares, 1,893,220 shares, 1,766,960 shares, 1,269,576 shares and 1,018,939 shares, respectively, under this provision. Effective January 1, 2013, the board of directors authorized an additional 2,570,060 shares for future issuance under the 2006 Plan pursuant to the provision.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2012 contained in this proxy statement. Based on our review and discussion, we have recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed by us with the Securities and Exchange Commission.

This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Respectfully submitted,

COMPENSATION COMMITTEE

Dr. Samuel L. Barker, Chairman

Mr. Cam L. Garner

Dr. James C. Blair

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions Policies and Procedures

Pursuant to our Audit Committee Charter, our audit committee is responsible for reviewing and approving all transactions with related parties, unless such transactions are reviewed and approved by a comparable body of the board comprised solely of independent directors. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead our audit committee or other comparable committee of our board intends to review such transactions on a case by case basis. In addition, our compensation committee and/or our board as a whole will review and approve all compensation-related policies involving our directors and executive officers.

Certain Related-Party Transactions

On June 21, 2010, we entered into an option agreement with Incline Therapeutics, Inc., or Incline, a privately held specialty pharmaceutical company, pursuant to which we obtained an exclusive, irrevocable option to acquire Incline. Incline is developing IONSYS™ (fentanyl iontophoretic transdermal system), an investigational product candidate intended to provide patient-controlled analgesia for adult inpatients requiring opioids following surgery. In consideration for the option to acquire Incline, we paid Incline a $3.5 million upfront option fee and we made a second payment of $3.5 million upon Incline’s receipt of the second tranche of its Series A financing. However, in December 2012, we entered into a waiver, consent and option Termination agreement, or the waiver agreement, with Incline pursuant to which we agreed to the buy-out and termination of our option. In January 2013, under the terms of the waiver agreement, we relinquished our option for consideration of $13.1 million in cash in connection with the sale of Incline to a third-party. Additionally, we received $1.5 million for the shares of Incline stock we sold as part of the transaction. Frazier Healthcare VI, L.P. was also an investor in Incline at the time Incline was sold. Alan D. Frazier, one of our directors, has an ownership interest in Frazier Healthcare VI, L.P., and is a member of the general partner of the entity that serves as general partner of Frazier Healthcare VI, L.P. In addition, David Socks, who was formerly our Senior Vice President, Corporate Development and Strategy, resigned from the company in 2010 in connection with the option agreement, in order to join Incline as President and Chief Operating Officer. Neither Mr. Frazier nor Mr. Socks participated in any of our board’s deliberations as to whether to enter into, or to subsequently terminate, the option agreement.

Severance Benefits and Change of Control Arrangements

We have entered into employment agreements with Theodore R. Schroeder, our President and Chief Executive Officer; William R. LaRue, our Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary; Scott A. Byrd, our Senior Vice President, Chief Commercial Officer; Hazel M. Aker, J.D., our Senior Vice President, General Counsel and Secretary; and Malcolm Lloyd-Smith, our Senior Vice President, Regulatory Affairs, Quality and Clinical. For further information, see “Executive Compensation and Other Information—Post-Termination Benefits—Severance Benefits and Change of Control Arrangements” above.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2012, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2014 must be received by us no later than January 3, 2014, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under our amended and restated bylaws, a stockholder who wishes to make a proposal at the 2014 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than the close of business on February 12, 2014 and no later than the close of business on March 14, 2014 unless the date of the 2014 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2014 annual meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2013 annual meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2012 will be mailed to stockholders of record with this proxy statement on or about May 3, 2013. Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed in writing to Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California 92130, Attention: Investor Relations, by email to ir@cadencepharm.com, or by telephone to (858) 436-1400 (collect).

STOCKHOLDERS SHARING THE SAME ADDRESS

SEC rules permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement and annual report.

If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report without charge by contacting us at Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California 92130, Attention: Investor Relations; ir@cadencepharm.com; (858) 436-1400. We will promptly send additional copies of the proxy statement or annual report. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report can request delivery of a single copy of the proxy statement or annual report by contacting their broker, bank or other intermediary or by contacting us as indicated above.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

Theodore R. Schroeder

President, Chief Executive Officer and Director

San Diego, California

May 3, 2013

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PROXY

CADENCE PHARMACEUTICALS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2013

The undersigned stockholder of Cadence Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby appoints Theodore R. Schroeder and William R. LaRue, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held at the Homewood Suites by Hilton Hotel, located at 11025 Vista Sorrento Parkway, San Diego, California 92130 on Wednesday, June 12, 2013 at 8:00 am, local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

¢	1 4 4 7 5	¢

ANNUAL MEETING OF STOCKHOLDERS OF

CADENCE PHARMACEUTICALS, INC.

June 12, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at www.cadencepharm.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20230000000000001000 9	061213

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.   To elect two directors for a three-year term to expire at the 2016 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following persons:

						FOR	AGAINST	ABSTAIN
				2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: ¡ Todd W. Rich
¡ Theodore R. Schroeder

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)			In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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